SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549



                ----------------------------------



                             Form 8-K


      CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of Report:  May 19, 1995



                 STATE STREET BOSTON CORPORATION
- - ----------------------------------------------------------------
      (Exact name of Registrant as specified in its charter)

                          Massachusetts
- - ----------------------------------------------------------------
         (State or other jurisdiction of incorporation)


      0-5108                               04-2456637
- - ---------------------          ---------------------------------
 Commission File No.           (IRS Employer Identification No.)


225 Franklin Street, Boston, Massachusetts              02110
- - ----------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)


                          (617) 786-3000
- - ----------------------------------------------------------------
       Registrant's telephone number, including area code

Item 5.   OTHER EVENTS

On January 31, 1995, Registrant acquired Fiduciary Trust Company ("IFTC"), based in Kansas City, Missouri. IFTC was acquired in exchange for 5,972,222 shares of Registrant's Common Stock. Registrant is accounting for the transaction as a pooling of interests.

Registrant's restated financial information for the year ended December 31, 1994 and prior periods is filed as an exhibit hereto.

 Item 7.  Exhibits

         1. Overview of Restated Financial Information for the Acquisition of Investors Fiduciary Trust Company.

            Restated Selected Financial Data for the Periods 1994-1989.

         2. Restated Management's Discussion and Analysis of Financial Condition and Results of Operations for the Three Years Ended December 31, 1994.

         3. Restated Business and Securities Act Guide 3. Statistical Disclosure by Bank Holding Companies Information.

         4.  Restated Consolidated Financial Statements.

         5.  Report of Independent Auditors, Consent of Independent Auditors.

         6.  Restated Computation of Earnings Per Share.

         7.  Restated Ratio of Earnings to Fixed Charges.

         8.  Subsidiaries of State Street Boston Corporation.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 18, 1995

STATE STREET BOSTON CORPORATION

                                      By: /s/ David Spina
                                          --------------------------------------
                                          David Spina
                                          Vice Chairman, Chief Financial Officer
                                          and Treasurer

                                          /s/ Rex S. Schuette
                                          --------------------------------------
                                          Rex S. Schuette
                                          Senior Vice President and Comptroller

                                ITEM 7 EXHIBIT 1

               OVERVIEW OF RESTATED FINANCIAL INFORMATION FOR THE
                ACQUISITION OF INVESTORS FIDUCIARY TRUST COMPANY

                        RESTATED SELECTED FINANCIAL DATA

                        STATE STREET BOSTON CORPORATION

Overview of Impact

As  previously   announced,   State  Street  Boston  Corporation  completed  the
acquisition of Investors Fiduciary Trust Company ("IFTC") on January 31, 1995. State Street issued 5,972,222 shares of its common stock to acquire IFTC.

The transaction was recorded as a pooling of interests and accordingly State Street has restated financial results for prior periods. This restated information is provided in the Restated Selected Financial Data portion of this exhibit and in Exhibits 2, 3, 4, 6 and 7 that follow:

A summary of the impact of IFTC financial results on the restated financial results is as follows:

                              State Street Boston                             Restated
 (Dollars in thousands,       Corporation as          Financial Results       Financial
 except per share)            Originally Reported         of IFTC             Results
Year ended December 31, 1994

   Fee revenue                 $   981,028              $ 36,301             $ 1,017,329
   Net interest revenue            367,192                24,960                 392,152
   Provision for loan losses        11,569                  -                     11,569
   Operating expenses             1,016,401               41,377               1,057,778
   Income taxes                    112,837                 6,954                 119,791
   Net income                      207,413                12,930                 220,343

   Fully diluted earnings
   per share                        $ 2.68                  -                $      2.64

At December 31, 1994
   Total assets                $21,729,495              $817,448             $22,546,943

   Assets under Custody        $ 1,615,000              $113,300             $ 1,728,300
   (Billions)

               OVERVIEW OF RESTATED FINANCIAL INFORMATION FOR THE
                ACQUISITION OF INVESTORS FIDUCIARY TRUST COMPANY

                        RESTATED SELECTED FINANCIAL DATA

                        STATE STREET BOSTON CORPORATION


Restated Selected Financial Data
                                                                                                              Compound
                                                                                                               Growth
(Dollars in millions,                                                                                           Rate
except per share data)                   1994        1993        1992        1991        1990        1989       89-94
- - ----------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS <F1>
Fee revenue .....................     $ 1,017.3    $  865.6    $  743.5    $  596.4    $  530.5    $  464.9      17%
Gain on sale of credit card loan
  portfolio (1) .................                                              56.2
Interest revenue - taxable
  equivalent ....................         961.3       751.3       770.7       803.7       874.5       694.9       7
Interest expense ................         544.1       394.1       449.6       487.6       567.4       444.8       4
                                      ---------    --------    --------    --------    --------    --------

Net interest revenue - taxable
  equivalent ....................         417.2       357.2       321.1       316.1       307.1       250.1      11
Provision for loan losses .......          11.6        11.3        12.2        60.0        45.7        19.4
                                      ---------    --------    --------    --------    --------    --------
   Total revenue ...................    1,422.9     1,211.5     1,052.4       908.7       791.9       695.6      15
 Operating expenses.................  $ 1,057.8    $  898.7    $  766.3    $  646.6    $  573.1    $  502.0      16
                                      ---------    --------    --------    --------    --------    --------

  Income before income taxes on
    a taxable equivalent basis ..         365.1       312.8       286.1       262.1       218.8       193.6      14
Income taxes ....................         119.7       101.7       100.7        89.8        68.7        61.0
Taxable equivalent adjustment ...          25.1        21.7        15.3        21.0        23.0        19.4
                                      ---------    --------    --------    --------    --------    --------
   Net Income ......................   $  220.3    $  189.4    $  170.1    $  151.3    $  127.1    $  113.2      14
                                      =========    ========    ========    ========    ========    ========
PER SHARE
Earnings(1):
  Primary .......................      $   2.66    $   2.30    $   2.07    $   1.87    $   1.59    $   1.43      13
  Fully diluted .................          2.64        2.28        2.04        1.83        1.56        1.39      14
Cash dividends declared .........           .60         .52        .445        .385         .34         .30      15
Book value at year end ..........         16.22       14.68       12.83       11.11        9.61        8.36      14
Closing price ...................         28.63       37.50       43.75       32.13       17.44       19.63       8

ANNUAL AVERAGES
Interest-earning assets .........      $ 19,927    $ 16,885    $ 14,504    $ 10,680    $  9,369    $  7,222      23
Total assets ....................        22,795      18,927      16,255      12,194      10,709       8,488      22
Noninterest-bearing deposits ....         4,701       4,059       3,305       2,674       2,453       2,416      14
Long-term debt ..................           128         122         146         146         114         117       2
Stockholders' equity ............         1,284       1,125         970         844         707         606      16

RATIOS
Return on equity ................          17.2%      16.8%       17.5%       17.9%       18.0%       18.7%
Return on assets ................           .97       1.00        1.05        1.24        1.19        1.33
Total risk-based capital ........          14.2       13.1          15        16.7        13.8        14.8
Internal capital generation rate           13.3       13.1        13.8        14.3        14.2        14.8
Leverage ........................           5.6        5.5         6.1         6.5         6.5         7.0

Employees at year end ...........        11,528     10,445       9,698       8,670       8,545       7,996        8

- - --------
<F1> Results  for 1991  include a  non-recurring  gain on the sale of the credit card loan portfolio, which increased net income by $32.6 million, equal to $.41 primary and $.40 fully diluted per share.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
           OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994

                        STATE STREET BOSTON CORPORATION


     This section provides a discussion and analysis of State Street Boston Corporation's consolidated results of operation for the three years ended December 31, 1994, its financial condition at year-end 1994 and its approach to risk management. It should be read in conjunction with the Restated Financial Statements, presented as Exhibit 4.

The information provided has been restated to reflect the acquisition of Investors Fiduciary Trust Company (IFTC) and the accounting for this transaction as a pooling of interests.

RESULTS OF OPERATIONS
Summary
     State Street continued to grow rapidly and strengthened its global franchise in 1994. Earnings per share were $2.64 on a fully diluted basis, up .36, or 16%, from $2.28 in 1993. Net income was $220.3 million, up from $189.4 million a year ago. Return on stockholders' equity was 17.2%, compared with 16.8% in 1993.

     Strong revenue growth continued. State Street attracted new customers with significant continuing and/or one-time revenue, and existing customers grew and used additional services. State Street's expanding product line facilitated revenue growth.

     In 1994, State Street benefited particularly from increased cross-border investing by customers worldwide. Non-U.S. securities under custody increased 51%, and the number of non-U.S. trades processed was up 47%. Non-U.S. securities require multicurrency accounting and other, more complex services; this is reflected in higher revenue received from servicing these assets. Mutual funds continued to grow worldwide. In addition, State Street continued to benefit from institutional investors' insatiable demand for information, driven by the increasingly competitive environment in which they operate.

     Since many customers generate various types of fee revenue and net interest revenue, State Street's focus is on total revenue. Total revenue is defined as fee revenue plus taxable equivalent net interest revenue, less the provision for loan losses. In 1994, fee revenue accounted for 71% of total revenue, clearly differentiating State Street from other major banking companies.

     Total revenue grew $211.5 million to $1.4 billion, up 17%, driven primarily by a $151.7 million, or 18%, increase in fee revenue. The year-over-year growth rate of revenue decelerated as 1994 progressed. Some of the factors causing this deceleration may continue in 1995. These include a slowdown in U.S. mutual fund growth and in the rate of cross-border investing from the United States, as well as rising interest rates.

     Operating expenses were $1.1 billion, up $159.1 million, or 18%, supporting growth. A higher than normal level of strategic investment spending continued. Capabilities were expanded, and capacity increased.

Fee Revenue
     In 1994, fee revenue was $1,017.3 million, up $151.7 million, or 18%, over 1993. Fiduciary compensation,the largest component of fee revenue, was $749.8 million, up $92.8 million, or 14%; foreign exchange trading revenue was $113.8 million, up $31.1 million, or 38%; and processing service fees were $66.8 million, up $20.7 million, or 45%.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

- - ------------------------------------------------------------------------------------------------------------------------
FEE REVENUE                                                                                                    Compound
                                                                                                                Growth
                                                                                                       Change    Rate
(Dollars in millions)                   1994       1993       1992       1991       1990       1989     93-94    89-94
- - ------------------------------------------------------------------------------------------------------------------------
Fiduciary compensation ..........      $749.8     $657.0     $579.2     $472.3     $406.3     $355.7      14%      16%
Foreign exchange trading ........       113.8       82.7       57.9       39.3       33.0       28.9      38       32
Processing service fees .........        66.8       46.1       30.4       19.8       20.2       26.3      45       20
Service fees ....................        48.2       40.7       32.0       23.8       18.6       16.8      18       23
Bank card fees ..................         4.6        5.3        6.2       14.8       28.0       27.8     (13)     (30)
Securities gains (losses), net ..         1.3       15.8       17.1        3.4        -         (4.1)      -        -
Other ...........................        32.8       18.0       20.7       23.0       24.4       13.5      82       19
                                     --------     ------     ------     ------     ------     ------
  Total fee revenue .............    $1,017.3     $865.6     $743.5     $596.4     $530.5     $464.9      18       17
                                     ========     ======     ======     ======     ======     ======

     FIDUCIARY COMPENSATION. Fiduciary compensation, the largest component of fee revenue, is derived from accounting, custody, information, investment management and trusteeship services. The fee charged is negotiated and is usually based on the volume of assets under custody or management, the number of securities held, portfolio transactions, income collected and the broadening array of other, value-added services such as daily pricing and securities lending.

     Fiduciary compensation increased $92.8 million, or 14%, to $749.8 million in 1994. Growth in fiduciary compensation in 1994 came from growth in cross-border investing, non-U.S. operations and current customers who used additional and more complex services. The installation of new customers also added to revenue and provides a base for future growth.

     Asset-based fees are usually on a sliding scale. When the assets in a portfolio under management or custody grow as a result of market-value changes or cash inflows, State Street's fee may be a smaller percentage of those assets. Investment management fees are derived from a variety of products-including index funds, active quantitative strategies and traditional active management-all with different fee structures. Thus, changes in portfolio size do not always have a corresponding impact on State Street's revenue.

     Because of the broadening range of services used by customers, a decreasing percentage of total revenue is derived from asset-based fees. As a result, State Street's revenue is becoming less sensitive to changes in prices of securities. If equity values worldwide were to increase or decrease 10%, State Street estimates that this, by itself, would cause less than a 1% change in total revenue. Similarly, if bond values were to change by 10%, less than a 1% change in total revenue would be anticipated.

     In addition to fiduciary compensation, certain financial asset services customers generate other types of fee revenue, particularly foreign exchange trading revenue and net interest revenue. Noninterest-bearing deposits from these customers comprise about 85% of total noninterest-bearing deposits available for investment. These customers also invest substantial short-term funds with State Street in the form of foreign deposits and other short-term liabilities, particularly repurchase agreements. Revenue from investing these deposits and funds is reported as interest revenue.

     MUTUAL FUND SERVICES. State Street is the largest custodian of mutual funds in the United States and provides services to offshore funds and in-country funds outside the United States. In 1994, nearly half of the increase in fiduciary compensation came from servicing the mutual fund/collective investment fund industry worldwide. This growth in revenue reflected in part the full-year effect of strong net U.S. mutual fund sales in 1993. In 1994, new U.S. mutual fund sales slowed and were off 48% from a year ago.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


      State Street's capabilities and offshore locations enabled it to benefit from increasingly complex global custody and accounting requirements of U.S., offshore and in-country funds. The increase in revenue reflected the growth of non-U.S. assets, particularly assets held in emerging markets, new funds, an increase in the number of trades processed and additional funds offering more than one class of shares.

     Excluding the impact of IFTC, at State Street, the total number of funds serviced increased 15%, from 2,140 at year-end 1993 to 2,463 at year-end 1994. New funds, primarily from existing customers, totaled 504 and were partially offset by transfers, liquidations, and mergers and consolidations. New daily-pricing and global-custody capabilities in Canada attracted Canadian mutual funds. Offshore mutual fund service centers in Canada,Luxembourg, Hong Kong and Grand Cayman experienced a 31% increase in funds serviced, from 192 at year-end 1993 to 252 at year-end 1994. The number of funds serviced by IFTC increased from 343 to 433.

     Mutual fund assets under custody declined 1% from year-end 1993 to year-end 1994. A decline in bond mutual funds was only partially offset by increases in equity funds and money market funds.

     INSTITUTIONAL ASSET MANAGEMENT. State Street Global Advisors, which derives most of its revenue from managing assets for institutions, achieved revenue growth throughout its product line despite lackluster U.S. bond and equity markets. Particularly strong revenue growth came from non-U.S. locations and the management of international equities.

     Revenue growth from outside the United States was fueled in part by a late 1993 surge in sales of SICAVs (the equivalent of a mutual fund) in France that carried into the first quarter of 1994. The front-end fees on these funds are recorded at the time the funds are sold. In the United States, new customers for active emerging market and asset allocation strategies, increasing values of non-U.S. equities, and additional monies from existing customers for international passive products contributed importantly to revenue growth.

     MASTER TRUST/MASTER CUSTODY/GLOBAL CUSTODY. State Street provides custody, portfolio accounting, information and other, related services for retirement and other financial assets of corporations, public funds, endowments, foundations and nuclear decommissioning trusts.

     Revenue from service locations outside the United States grew 21%, with the increase coming from all regions serviced. Existing customers grew, and they used more services, including performance measurement and analytics, and securities lending. New customers using a broad range of services were added.

     In the United States, State Street is ranked as the largest servicer of tax-exempt assets for corporations and public funds. In 1994, revenue grew from new customers and growth of existing customers, partially offset by lost business. Revenue from securities lending was higher. Securities lending revenue is a function of the volume of securities lent and interest rate spreads on the specific securities lent. In 1994, total assets on loan increased 26% and spreads widened on non-U.S. fixed income instruments. Spreads declined on non-U.S. equities and U.S. equities and bonds. Securities lending revenue from all types of customers comprises less than 5% of total revenue.

     OTHER FIDUCIARY SERVICES. Personal trust revenue increased primarily as a result of new business and also because of a fee increase. Revenue from servicing defined contribution plans, such as 401(k) plans, and retirees also grew as a result of new business, attracted in part by a new customer-service workstation. The number of participant accounts serviced increased 42% to 1,157,000.

     Corporate trust revenue was essentially unchanged. The acquisition of a municipal trust and agency unit in the second quarter of 1993 contributed to 1994 revenue growth. 1993 was a very active year for the refinancing of residential mortgages and the issuance of municipal bonds. In 1994, the issuance of residential mortgage-backed securities in the United States was 57% lower than in 1993. Issuers continued to repay their debt, and mortgage holders continued to prepay their mortgages. One State Street customer began servicing

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

its $47 billion of collateral at the end of May 1994. State Street continued to provide some services, and 30% of the revenue was retained. This reconfigured customer relationship explains most of the decline in the corporate trust-related assets shown in the Assets Under Custody table on page 8.

     ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT. Assets under custody, trusteeship and management serve to indicate the relative size of various types of customers and, in the context of market-value changes, as proxies for business growth. There is not a direct correlation between assets serviced and revenue. This is due to the increasing number of services used by many of State Street's customers and the declining percentage of revenue coming from asset-based basic custody fees, combined with the broad range of basis-point fees charged depending upon the specific service provided.

     U.S. bond values and equity-market values declined in 1994. From year-end 1993 to year-end 1994, total return in the U.S. bond market, as measured by the Lehman Brothers Aggregate Bond index, declined 3%, and values declined 10%. This compares with total return of 10% and a value increase of 3% in 1993. The U.S. equity market, as measured by the S&P 500 index, declined 2%, compared with an increase of 7% in the previous year. International equity markets, as measured in dollars by the EAFE index, increased 6%, which compares with an increase of 30% in 1993.

     In 1994, total assets under custody increased $44.7 billion, or 3%, to more than $1.7 trillion. The increase was primarily due to new business and reflected the growth of assets of existing customers. This was partially offset by reconfigured relationships and the effect of lower market values. As noted above, a corporate trust customer with $47 billion of assets under custody assumed custody of its own assets in 1994.

     At year-end, approximately 35% of assets under custody were fixed income instruments, 35% were equities and 30% were short-term instruments. Non-U.S. securities comprised 11% of total assets under custody.

     In 1994, bonds under trusteeship increased $9 billion to $210 billion. New trusteeships of $28 billion were partially offset by a high volume of prepayments, calls, paydowns and a slowdown in bond issuances.

     Institutional assets managed increased to $154.5 billion, up $18.2 billion, or 13%, from year-end 1993. The $9.8 billion increase in equities and bonds reflected growth in both international equities and U.S. equities. An $8.7 billion, or 17%, increase in money market funds resulted from an increase in the cash collateral managed for State Street's securities-lending program.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

- - ----------------------------------------------------------------------------------------------------------------------------------

ASSETS UNDER CUSTODY, TRUSTEESHIP AND MANAGEMENT                                                                        Compound
DECEMBER 31,                                                                                                            Growth
                                                                                                              Change    Rate
(Dollars in billions)                        1994        1993        1992       1991      1990      1989       93-94    89-94
- - ----------------------------------------------------------------------------------------------------------------------------------
ASSETS UNDER CUSTODY
Mutual funds/collective
  investment funds ....................    $  787.9    $  795.3    $  655.5   $  579.0    $499.8    $461.1       (1)%     11%
Customers in:
  North America:
    Master trust/master
     custody/global custody ...........       663.9       574.1       465.9      335.2     250.3     242.0       16       22
    Corporate trust ...................        46.8       104.0        93.2       66.9      47.0      35.3      (55)       6
    Insurance .........................        62.4        60.4        46.8       37.9      23.1      21.3        3       24
    Other .............................        95.1        83.7        83.9       71.3      66.0      61.1       14        9
  Europe ..............................        25.2        20.0        13.2       13.2       9.5      11.2       26       18
  Asia/Pacific ........................        47.0        46.1        30.7       31.9      16.1      12.1        2       31
                                           --------    --------    --------   --------    ------    ------
      Total assets under custody ......    $1,728.3    $1,683.6    $1,389.2   $1,135.4    $911.8    $844.1        3       15
                                           ========    ========    ========   ========    ======    ======
BONDS UNDER TRUSTEESHIP
Corporate trust .......................    $  210.0    $  201.0    $  136.0   $  132.0    $108.4    $ 60.7        4       28
                                           ========    ========    ========   ========    ======    ======
ASSETS UNDER MANAGEMENT
Institutional:
    Equities and bonds ................    $   74.7    $   64.9    $   50.3   $   44.4    $ 34.4    $ 31.9       15       19
    Money markets .....................        60.4        51.7        37.1       21.9      14.0      10.8       17       41
    Employer securities ...............        19.4        19.7        18.8       17.8      13.8      10.6       (2)      13
Personal ..............................         6.0         5.8         5.2        4.8       3.4       3.5        3       11
                                           --------    --------    --------   --------    ------    ------
      Total assets under management ...    $  160.5    $  142.1    $  111.4   $   88.9    $ 65.6    $ 56.8       13       23
                                           ========    ========    ========   ========    ======    ======

     FOREIGN EXCHANGE TRADING. In 1994, foreign exchange trading revenue was $113.8 million, up 38% from $82.7 million in 1993. State Street's foreign exchange customers are primarily money managers around the world, many of whom have custody relationships with State Street. These customers use foreign exchange contracts in order to trade securities and to protect the domestic value of their international investments. In 1994, there was an explosion of cross-border investing in the first quarter that continued through the second quarter. Rising interest rates worldwide, particularly in the United States, resulted in a general slowing of international investment activity in the second half of the year, particularly among global bond managers.

     In addition to cross-border investing activity, the opening of a branch in Sydney, Australia contributed to year-over-year revenue growth. The number of investment managers around the world, both custody-related managers and others for whom State Street trades foreign currencies, continued to increase.

     FEES AND OTHER REVENUE. Processing service fees were $66.8 million, up $20.7 million, or 45%, from 1993. Processing service fees are derived from mortgage servicing, processing unclaimed securities for state governments and corporations, card-replacement and other services for a bank-card association, and accounting services for retained-asset accounts of insurance companies. The increase in 1994 was due to the acquisition of an unclaimed property business in the fourth quarter of 1993, growth of the existing unclaimed securities processing business, additional mortgage loans serviced and an increase in the geographic scope of the services provided for the bank-card association.

     Service fees of $48.2 million were up $7.5 million, or 18%, from 1993. Revenue reflected the expansion of trade banking activities, including an acquisition in Australia in the second quarter of 1993 and increased volume in the Hong Kong branch. Investment banking fees, a recently introduced currency overlay product and bank service fees also contributed to revenue growth.

     There were net securities gains of $1.3 million on the available-for-sale portfolio, compared with securities gains of $15.8 million in 1993. The available-for-sale portfolio is managed for total return, which is comprised of gains and/or losses and interest revenue. In 1994, nearly all revenue came in the form of interest revenue.

     The $14.8 million  increase in other fee revenue was due to $8.7 million of

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

currency-translation gains on the foreign bond investment portfolio, compared with translation losses of $2.4 million a year ago; put fees on tax-exempt secondary market securities backed by diverse pools of tax-exempt assets; growth and new business at Boston Financial Data Services, an affiliate engaged in mutual fund shareholder accounting; and sale of a foreclosed asset. These increases were partially offset by lower trading-account profits and less revenue from the disposition of leasing residuals.

NET INTEREST REVENUE

     Net interest revenue is the interest revenue on earning assets reduced by the interest expense on interest-bearing liabilities that are used to fund these assets. State Street manages its balance sheet to support the growth of its financial asset services business worldwide. As a result, net interest revenue growth is being driven by increasing amounts of customer funds on the balance sheet. Throughout the year, State Street experienced strong growth as existing customer relationships expanded and new customers were added.

- - -------------------------------------------------------------------------------------------------------------------

NET INTEREST REVENUE -- TAXABLE EQUIVALENT                                                                 Compound
                                                                                                           Growth
                                                                                                 Change    Rate
(Dollars in millions)                1994       1993      1992      1991      1990      1989     93-94     89-94
- - -------------------------------------------------------------------------------------------------------------------
Interest revenue ...............     $936.2    $729.6    $755.4    $782.7    $851.5    $675.5
Taxable equivalent adjustment...       25.1      21.7      15.3      21.0      23.0      19.4
                                     ------    ------    ------    ------    ------    ------
                                      961.3     751.3     770.7     803.7     874.5     694.9
Interest expense ...............      544.1     394.1     449.6     487.6     567.4     444.8
                                     ------    ------    ------    ------    ------    ------
    Net interest revenue .......     $417.2    $357.2    $321.1    $316.1    $307.1    $250.1     17%        11%
                                     ======    ======    ======    ======    ======    ======

     In this analysis, net interest revenue is expressed on a fully taxable equivalent basis to adjust for the tax-exempt status of revenue earned on certain investment securities and loans. Taxable equivalent net interest revenue in 1994 was $417.2 million, up $60.0 million, or 17%, over 1993.

     Average interest-earning assets grew $3.0 billion, or 18%, to $19.9 billion, which contributed to the improvement in net interest revenue. Larger volumes of foreign deposits, repurchase agreements and noninterest-bearing deposits helped to fund the increase in interest-bearing assets. These additional short-term funds accommodated the transaction and investment needs of financial asset services customers. In addition, during the year, 90% of customers' cash balances were converted from subcustodian banks to State Street accounts. These non-U.S. transaction account deposits provide favorable spreads to State Street.


     U.S. market interest rates rose dramatically as the Federal Reserve tightened monetary policy by raising the federal funds rate from 3.00% to 5.50%, or 250 basis points, during 1994. Average overnight rates for the year increased by approximately 110 basis points, and the two-year Treasury rate rose 189 basis points. The average prime rate for 1994 also increased 114 basis points from last year. State Street's net interest revenue is sensitive to the level of market interest rates, particularly U.S. interest rates, due to its large volume of noninterest-bearing deposits. Contributing to the increase in net interest revenue was the investment of these noninterest-bearing sources of funds at higher rates.

     These positive factors were partially offset by a narrower spread between interest rates earned and paid, which decreased eight basis points to 1.39% in 1994 from 1.47% in 1993. Because State Street is liability sensitive in the short term-interest-bearing liabilities reprice faster than interest-earning assets-a rising-rate environment has a negative impact on the spread, as explained further in the interest rate sensitivity management discussion on page 16 of this exhibit.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


     NET INTEREST MARGIN. Net interest margin is defined as taxable equivalent net interest revenue expressed as a percentage of average interest-earning assets. The margin declined three basis points to 2.09% in 1994, compared with 2.12% in 1993. The narrower spread between interest rates earned and paid outweighed the benefits of asset growth and of increased volume of noninterest-bearing deposits. The contribution to the margin from noninterest-bearing sources was five basis points above 1993 as a result of the investment of these funds in higher yielding assets.

- - -------------------------------------------------------------------------------------------------------------------
NET INTEREST MARGIN                                         1994      1993      1992      1991      1990      1989
- - -------------------------------------------------------------------------------------------------------------------
Yield on interest-earning assets ......................     4.82%     4.45%     5.31%     7.53%     9.33%     9.62%
                                                            ----      ----      ----      ----      ----      ----
Rate on interest-bearing liabilities ..................     3.43      2.98      3.89      5.92      7.92      8.74
                                                            ----      ----      ----      ----      ----      ----
    Excess of rate earned over rate paid ..............     1.39      1.47      1.42      1.61      1.41       .88
Contribution of noninterest-bearing sources ...........      .70       .65       .79      1.35      1.87      2.58
                                                            ----      ----      ----      ----      ----      ----
    Net interest margin ...............................     2.09%     2.12%     2.21%     2.96%     3.28%     3.46%
                                                            ====      ====      ====      ====      ====      ====

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


     PROVISION FOR LOAN LOSSES. The provision for loan losses is the amount charged to income during the current period to maintain the allowance for loan losses at a level that management considers appropriate, relative to the level of risk in the loan portfolio and other extensions of credit. The provision for loan losses was $11.6 million in 1994, which compares with $11.3 million in 1993. Net charge-offs were $7.7 million, compared with $16.3 million a year ago.

     Additional discussion of the allowance for loan losses, asset quality, and loan charge-offs and recoveries is presented in the credit risk section on page 21 of this exhibit.

OPERATING  EXPENSES

     In 1994, operating expenses were $1.1 billion, up $159.1 million, or 18%, with most of the increase supporting business growth. Higher than normal strategic investment spending continued.

     Prior to the acquisition of IFTC, in 1993, State Street increased its level of investment spending to expand market leadership and to position it for future growth. In 1993 and 1994, strategic investment spending equaled 10% of total revenue. Investment spending is expected to decline over the course of 1995 to a more normal 8% level by the end of the year, averaging about 9% of revenue for the year. The level of investment spending at IFTC as a percentage of total revenue was less than that of State Street and the restated information would be approximately 9% for 1993 and 1994 and average 9% for 1995.

     Investment  spending  is  for  information   technology,   core  processing
infrastructure, and product and market development. In 1994, significant enhancements were made to State Street Interchange(R), a message-based network architecture. This included the further automation of the pricing of forward foreign exchange contracts, variable expense processing for mutual funds and complex fixed income capabilities. A global cash management program linking accounting, custody and cash systems was installed, improving global cash management capabilities for investment managers and reducing settlement risk. Value-added products were created, including Private EdgeSM, which provides accounting, financial reporting and performance measurement for real-estate and venture-capital investments, and a core set of portfolio-management tools, known as the Fixed Income Workstation.

     In 1994, substantial benefits were realized from the ongoing investment spending program. Enhanced capabilities attracted new customers, and new products continued to generate incremental revenue. Global expansion continued to pay off, yielding more revenue from non-U.S. operations. Productivity and efficiency improved. Subcustody unit costs were reduced by 14%, and a significant portion of worldwide securities operations was consolidated in Massachusetts, resulting in greater efficiency.

- - --------------------------------------------------------------------------------------------------------------------------

OPERATING
EXPENSES
                                                                                                                            COMPOUND
                                                                                                                            Growth
                                                                                                                  Change    Rate
(Dollars in millions)                                 1994       1993      1992      1991      1990     1989      93-94     89-94
- - ------------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits ..................   $  587.6    $492.4    $422.2    $348.2    $311.4   $274.7      19%        16%
Occupancy, net ..................................       72.9      61.6      54.4      47.0      42.9     39.8      18         13
Equipment .......................................      111.8     100.3      67.0      48.4      45.3     40.8      11         22
Contract services ...............................      104.6      74.9      60.1      60.9      48.1     43.0      40         19
Professional services ...........................       48.5      35.8      30.5      25.1      19.8     14.5      35         27
Advertising and sales promotion .................       23.4      19.0      15.2      11.3      10.8      9.8      23         19
Telecommunications ..............................       21.5      21.7      18.4      15.1      14.0     13.3      --         10
Postage, forms and supplies .....................       20.6      18.6      17.5      18.0      17.9     17.8      11          3
FDIC and other insurance ........................       19.6      18.6      18.1      13.4       8.0      8.2       5         19
Operating and processing losses .................         .2       4.7       7.0      17.7      15.0     17.4     (96)       (59)
Other ...........................................       47.1      51.1      55.9      41.5      39.9     22.7      (8)        16
                                                    --------    ------    ------    ------    ------   ------
    Total operating expenses ....................   $1,057.8    $898.7    $766.3    $646.6    $573.1   $502.0      18         16
                                                    ========    ======    ======    ======    ======   ======

     Salaries and employee benefits, the largest component of expense, were $587.6 million, up $95.2 million, or 19%, from 1993, due to an 10% increase in full-time equivalent staff, higher salaries and incentive compensation, increased costs per employee for various benefits, and FICA taxes.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

     Occupancy expense increased $11.3 million, or 18%, to $72.9 million as a result of additional space to accommodate worldwide growth, particularly in Boston and Quincy, Massachusetts.

     Equipment expense of $111.8 million was up $11.5 million, or 11%, due to additional computers and related information-technology equipment needed to support business growth and a broader product line. Total processing power in the data centers increased 15%. Upgrades to higher performance processors were made, which will accommodate growth and enable State Street to benefit from more sophisticated technology in the future.

     Contract services expense includes the cost of subcustodian services in more than 65 countries used in delivering global custody services, as well as other outside services, including pricing and processing services. In 1994, contract services expense increased $29.7 million, or 40%, due in part to increased subcustodian expense, increased costs related to mutual funds and currency exchange rate fluctuations. The volume of securities held at subcustodians averaged 51% higher than last year, and non-U.S. trades were up 47%.

     Professional services expense was $48.5 million, up $12.7 million, or 35%, due to the development and enhancement of application systems and products, reengineering, increased legal expense, and increased bank exam fees based on balance sheet growth.

     Advertising and sales promotion expense was $23.4 million, up 23%, due to additional advertising and an expanded sales effort. FDIC and other insurance expense was up $1.0 million, or 5%, due to an increase in deposits. State Street incurs costs from errors in securities processing and settlement, valuations, corporate actions, and the usual banking losses. In 1994, the $4.5 million decrease was enabled by a reduction in operating and processing losses.

Income Taxes
     Income tax  expense  charged  to  earnings  was $119.8  million in 1994 and
$101.7   million  in  1993.   The  effective  tax  rate  was  35.2%  and  34.9%,
respectively, reflecting a similar mix of taxable and nontaxable income.

Comparison of 1993 versus 1992
     In 1993, fully diluted earnings per share were $2.28, up 12% from $2.04 in 1992.

     In 1993, total revenue was $1.2 billion, up 15%, or $159.1 million, from 1992. Fee revenue increased $122.1 million, or 16%, to $865.6 million. This increase resulted primarily from continued growth in fiduciary compensation, up $77.8 million, or 13%. Growth in fiduciary compensation came from the growth of current customers and their use of additional and more complex services. Total assets under custody were $1.7 trillion, up 21%. Total assets under management were $142.1 billion, up 28%.

     In 1993, operating expenses were $898.7 million, up $132.5 million, or 17%, supporting growth and a higher level of strategic investment spending in information technology, product and market development, and the core processing infrastructure.

Lines of Business
     The results for State Street's three lines of business are derived from internal accounting systems. These systems allocate revenue and expenses related to each business, as well as certain corporate overhead, operations and systems-development expenses. They also allocate assets and liabilities with applicable interest rates to each business. Capital is allocated using the federal regulatory guidelines as a basis, as well as management's judgment regarding the operational risks inherent in the businesses. The capital allocations may not be representative of the capital levels that would be required if the three lines of business were independent companies.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


     This section of the financial review presents three lines of business: financial asset services, investment management and commercial lending. The line-of-business information is based on management accounting practices that conform to and support the strategic objectives and management structure of State Street and are not necessarily comparable with similar information for any other company.

     Line-of-business results are subject to adjustments whenever there are refinements to management accounting practices or to the organization's structure. Results of operations of IFTC are included in Financial Asset Services.

- - ----------------------------------------------------------------------------------------------------------------------------------

LINES OF BUSINESS           Financial                    Investment                  Commercial
(Taxable equivalent       Asset Services                  Management                    Lending                    Corporate
basis, dollars in  -----------------------------    ----------------------    --------------------------   -------------------------
millions)          1994       1993       1992       1994    1993    1992      1994      1993      1992     1994     1993     1992
- - ------------------------------------------------------------------------------------------------------------------------------------

Fee  revenue ..... $ 831.5    $ 708.3    $ 602.6    $149.7  $127.5  $108.8    $ 41.5    $ 36.5    $ 34.8   $ (5.4)  $ (6.7)  $ (2.6)
Net interest
  revenue ........   306.2      274.3      245.3       6.1     3.7     2.5     108.6      86.1      78.0     (5.0)    (8.3)    (6.4)
Provision for loan
  losses .........     1.5         .5                                           10.0      10.8      12.2
                   -------    -------    -------    ------  ------  ------    ------    ------    ------   ------   ------   ------
Total revenue .... 1,136.2      982.1      847.9     155.8   131.2   111.3     140.1     111.8     100.6    (10.4)   (15.0)    (9.0)
Operating expenses   859.2      719.4      608.2      98.5    86.1    72.3      73.7      64.5      63.6     26.4     28.8     22.1
                   -------    -------    -------    ------  ------  ------    ------    ------    ------   ------   ------   ------
Income before
  income taxes ...   277.0      262.7      239.7      57.3    45.1    39.0      66.4      47.3      37.0    (36.8)   (43.8)   (31.1)
Income taxes .....   113.9      113.5       99.7      24.7    19.4    18.7      28.6      20.1      15.6    (23.6)   (31.2)   (19.4)
                   -------    -------    -------    ------  ------  ------    ------    ------    ------   ------   ------   ------
Net Income ....... $ 163.1    $ 149.2    $ 140.0    $ 32.6  $ 25.7  $ 20.3    $ 37.8    $ 27.2    $ 21.4   $(13.2)  $(12.6)  $(11.7)
                   =======    =======    =======    ======  ======  ======    ======    ======    ======   ======   ======   ======
Percentage
  contribution ..      74%        79%        82%       15%     14%     12%       17%       14%       13%     (6)%     (7)%      (7)%
Average assets ..  $20,428    $16,664    $14,271       $17     $12      $7    $2,350    $2,251    $1,977

      FINANCIAL ASSET SERVICES. Financial asset services, which contributed 74% of State Street's net income in 1994, primarily offers custody-related services for large pools of assets such as mutual funds and pension plans -- both defined benefit and defined contribution -- and corporate trusteeship. A broad array of services is provided, including accounting, custody of securities, information services and recordkeeping. Also provided are banking services, such as accepting deposits and other short-term funds, foreign exchange trading and cash management. Revenue for these services is reflected in fee revenue and net interest revenue.

     In 1994, net income was $163.1 million, an increase of $13.9 million, or 9%, from $149.2 million in 1993. Total revenue growth of $154.1 million was partially offset by a $139.8 million increase in operating expenses.

     The increase in total revenue was driven by a $123.2 million, or 17%, increase in fee revenue. This was primarily due to increased fiduciary compensation and foreign exchange trading revenue. Fiduciary compensation is the largest component of fee revenue and is derived from accounting, custody of securities, information services, recordkeeping and trusteeship. Increased revenue from servicing the mutual fund/collective investment fund industry worldwide contributed substantially to the year-over-year increase in fiduciary compensation. Foreign exchange trading was fueled, in part, by cross-border investing by money managers who have a custody relationship with State Street.

     Taxable equivalent net interest revenue for State Street without IFTC was up $24.8 million, or 10%, primarily reflecting growth in deposits, particularly foreign deposits, and the investment of noninterest-bearing deposits at higher interest rates. These positive changes were offset by a narrower spread between interest rates earned and paid. The contribution of the investment securities portfolio declined as a result of rising rates. Taxable equivalent net interest revenue for IFTC increased $7.1 million.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


     Operating expenses were $859.2 million and grew 19% over 1993, primarily in support of growth. In 1994, expenses reflected a continuation of the investment spending program, which includes strategic investment in systems, core data processing infrastructure, and geographic and product development. All categories of expenses increased, with salaries and employee benefits contributing the highest year-over-year increase.

     INVESTMENT MANAGEMENT. Investment Management, which contributed 15% of State Street's net income in 1994, is comprised of the business components that manage financial assets worldwide -- both institutional investment management and personal trust services. State Street's institutional services include a broad array of products that focus on quantitative equity management, both passive and active, and money market funds. Revenue for these services is reflected primarily in fee revenue.

     In 1994, net income from investment management services was $32.6 million, up 27% from 1993. Revenue growth of $24.6 million, or 19%, was driven by strong revenue growth from non-U.S. locations, particularly France, and from management of international equities and personal trust services in the United States. This increase was partially offset by a $12.4 million, or 14%, increase in operating expenses to support growth.

     COMMERCIAL LENDING. In 1994, commercial lending contributed 17% of net income. Net income increased $10.6 million, or 39%, due to a $28.3 million increase in revenue, offset by a relatively small $9.2 million increase in operating expenses. Net interest revenue was up $22.5 million, or 26%, due to a wider spread between interest rates earned and paid, loan growth, and higher interest rates. More favorable interest spreads were achieved between loan yields and the cost of interest-bearing funds. Higher interest rates increased the value of noninterest-bearing deposits. Fee revenue was up $5.0 million, or 14%, due in part to a $2 million gain on the sale of foreclosed property.

     Commercial lending expenses were $73.7, up $9.2 million, or 14%, from 1993. Expenses were up, in part due to increased activity and a credit to expense in 1993 for a gain on the sale of other real estate owned.

     CORPORATE. Corporate includes the impact of long-term debt; investment of corporate cash; tax credits from tax-advantaged financings, including writedowns of these investments in fee revenue; operating expenses; and other corporate items. In 1994, these corporate items reduced net income by $13.2 million, compared with $12.6 million in 1993. The $.6 million decline in corporate net income was caused in part by a lower level of tax credits from tax-advantaged financings, which reduced net income by $2.8 million. Lower debt and operating costs had a favorable impact.


BALANCE SHEET REVIEW

     State Street manages its balance sheet to support primarily the needs of the financial asset services business while maximizing net interest revenue. In 1994, deposits and liabilities increased from additional customers' funds, and short-term loans to financial asset services customers and securities brokers increased. While the balance sheet was expanded to meet customer needs, State Street continued to place high priority on maintaining its high credit and deposit ratings. State Street's unusual business mix results in a balance sheet with low credit risk. The business mix also affects State Street's approach to managing interest rate sensitivity, liquidity and risk.

Liabilities

     State Street's balance sheet is liability driven. Growth in interest-earning assets is determined by growth in interest-bearing liabilities, stockholders' equity and other noninterest-bearing sources. State Street accommodates customers' transaction-processing needs and their short-term investment needs through deposits and short-term liabilities.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


- - ----------------------------------------------------------------------------------------------------------------------------------
SOURCES OF FUNDS                                                       Average Volume                          Average Rate
(Dollars in millions)                                       1994        1993        1992           1994         1993         1992
- - ----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits:
  Savings .............................................     $ 1,992      $ 2,253      $ 2,323      2.85%        2.45%        3.28%
  Time ................................................         172          234          294      4.52         5.24         4.42
  Foreign .............................................       7,392        4,954        3,955      2.93         2.95         4.42
                                                            -------      -------      -------
    Total interest-bearing deposits ...................       9,556        7,441        6,572      2.93         2.87         4.02
Federal funds purchased ...............................         411          741          919      3.90         2.84         3.35
Securities sold under repurchase agreements ...........       4,958        4,181        3,346      4.07         2.90         3.43
Other short-term borrowings ...........................         563          216          194      4.40         3.78         4.27
Notes payable .........................................         258          511          389      4.64         3.90         4.74
Long-term debt ........................................         128          122          146      6.73         8.19         9.10
                                                            -------      -------      -------
    Total interest-bearing liabilities ................      15,874       13,212       11,566      3.43         2.98         3.89
Other noninterest-bearing sources .....................       2,769        2,548        1,968
Stockholders' equity ..................................       1,284        1,125          970
                                                            -------      -------      -------
    Total sources .....................................     $19,927      $16,885      $14,504
                                                            =======      =======      =======

     Average  interest-bearing  liabilities  increased $2.7 billion,  or 20%, in 1994. Most of the growth was in  interest-bearing foreign deposits,  which increased $2.4 billion,  or 49%, over 1993,  reflecting  additional  deposits from investment managers of global  portfolios.  Of this increase,  $1.4 billion reflects  additional  transaction  accounts  resulting from the conversion of customers' cash balances from  subcustodian  banks to State Street accounts.  Existing  customers  maintained higher cash balances because of the investment  climate,  and new customers were added.  Securities  sold under  repurchase  agreements  increased $777 million, or 19%, due to additional demand by customers, particularly mutual fund managers.

     Other short-term borrowings increased $347 million,  while notes payable declined $253 million from 1993. The average rate of long-term  debt declined 146 basis points.  This change was due primarily to the repayment of $75 million of 8.50% senior notes in
1993 and the  issuance of $100  million of 5.95%  senior notes in September  1993.  Noninterest-bearing  deposits  increased  $642 million, or 16%. Growth in these sources of funds contributed  importantly to net interest revenue in 1994.  Stockholders'  equity increased $159 million, or 14%, from 1993.

Assets

     In 1994, average  interest-earning  assets increased $3.0 billion,  or 18%, as a result of the additional  deposits and other liabilities.  Growth occurred primarily in investment securities and loans. State Street's assets are primarily comprised of money market assets and investment securities, which are generally more marketable and have less credit risk than loans.

- - ----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                                                 Average Volume                         Average Rate
(Dollars in millions)                                       1994         1993         1992         1994         1993         1992
- - ----------------------------------------------------------------------------------------------------------------------------------

Interest-bearing deposits with banks ...................    $ 5,183      $ 5,022      $ 5,102      4.04%        4.01%        5.05%
Securities purchased under resale agreements
  and securities borrowed ..............................      3,102        3,255        2,603      4.26         3.14         3.75
Federal funds sold .....................................        537          534          458      4.45         3.03         3.93
Trading account assets .................................        532          416          238      4.90         4.02         4.46
Investment securities:
  U.S. Treasury and Federal agencies ...................      3,455        2,181        1,771      5.33         5.72         6.82
  State and political subdivisions .....................      1,120          732          444      5.09         5.43         7.18
  Other investments                                           2,597        2,169        1,818      5.35         5.43         6.36
                                                            -------      -------      -------
    Total investment securities                               7,172        5,082        4,033      5.30         5.55         6.65
Loans:
  Commercial and financial .............................      2,304        1,865        1,556      5.18         4.81         5.64
  Real estate ..........................................         96           97          114      7.57         6.97         7.11
  Consumer .............................................         43           53           66      7.72         6.81         7.65
  Foreign ..............................................        586          282          117      6.41         5.82         6.08
  Lease financing ......................................        372          279          217      5.98         5.61         4.84
                                                            -------      -------      -------
    Total loans ........................................      3,401        2,576        2,070      5.58         5.14         5.72
                                                            -------      -------      -------
    Total interest-earning assets ......................    $19,927      $16,885      $14,504      4.82         4.45         5.31
                                                            =======      =======      =======

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

     Interest-bearing deposits with banks are short-term instruments, primarily Eurocurrency placements, invested with foreign banks in Western Europe and the Asia/Pacific region. State Street maintains credit relationships with over 500 banks. As of December 31, 1994, the average maturity of the Eurocurrency placements was 24 days.

     Securities purchased under resale agreements are assets that are fully collateralized by U.S. Treasury and federal agency securities. At year end, these assets had an average maturity of four days.

     The investment securities portfolio increased significantly during 1994 to $8.7 billion, or 38% of assets, with most of the increase in the available-for-sale portfolio. State Street classifies its investment securities into two categories, held-to-maturity and available-for-sale. The held-to-maturity portfolio is used to invest depositors' funds, provide asset diversity and stabilize revenue. The available-for-sale portfolio is managed for total return.

     The held-to-maturity portfolio, which is carried at amortized cost, is comprised of investment-quality, asset-backed securities, U.S. Treasury and federal agency securities, and bonds and notes of state and political subdivisions. State Street invests in asset-backed securities, including collateralized mortgage obligations, for yield enhancement and earnings stabilization. The collateralized mortgage obligations typically have reasonably limited variability in the timing of cash flows and provide protection from undue prepayment and extension risk. Asset-backed securities are highly rated; 96% were AAA as of December 31, 1994. At December 31, 1994, the total $5.2 billion portfolio of held-to-maturity securities had net unrealized depreciation of $129.0 million, and the duration was 1.2 years.

     The available-for-sale portfolio is comprised of securities acquired with the intent to hold for an indefinite period of time, not necessarily until final maturity. At December 31, 1994, this $3.5 billion portfolio was comprised of U.S. Treasury bonds. Available-for-sale securities are primarily carried at market value. At December 31, 1994, the market value of these securities was $92.2 million lower than cost.

     At year-end 1994, loans comprised 14% of State Street's assets, compared with over 55% for other banking companies of comparable size. One-third of the loan portfolio supports the short-term needs of financial asset services customers and securities brokers in conjunction with their trading and settlement activity. These are generally short-term, usually overnight, and are structured to have relatively low credit risk.

     In 1994, loans increased by $825 million, or 32%. Growth occurred in commercial loans, foreign loans and lease financing. Commercial loans increased $439 million, with over half of the growth in loans to securities brokers and customers of the financial asset services business. Foreign loans increased $304 million, reflecting the conversion of customers' loans from subcustodians and expanded trade-finance activities. Lease financing increased $93 million.

Interest Rate Sensitivity Management

     The objective of interest rate sensitivity management is to provide sustainable and stable net interest revenue under various economic environments and to protect asset values from adverse effects of changes in interest rates. State Street manages the structure of interest-earning assets and interest-bearing liabilities to meet revenue goals by adjusting the mix, yields and maturity, or repricing characteristics, based on changing market conditions. Interest-rate risk arises from differences in the timing of when assets and liabilities are repriced. Depending on the degree of difference, changes in interest rates and yield curves can result in an increase or decrease in net interest revenue and affect the valuation of assets and liabilities. Under policies approved by the Board of Directors, State Street seeks to limit interest-rate risk while using timing differences to manage net interest revenue.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


     State Street uses three tools for measuring interest rate risk: simulation, duration and gap analysis. Simulation models capture the dynamics of interest-rate movements, differences within a time frame, changes in relationships among various market rates, certain assumed lagged movements in money market rates and expected changes in volumes. Results from the simulation models are evaluated as part of the forecasting, long-range planning and budget processes to evaluate the potential range of net interest revenue under "most likely" and alternative interest-rate scenarios.

     State Street also measures duration and present value of the assets and liabilities and evaluates the effect of changes in interest rates on the economic value of equity.

     The third measure of interest-rate risk, as shown below, is the difference in asset and liability repricing on a cumulative basis within a specified time frame. State Street monitors the three-month, six-month and one-year cumulative net interest-earning assets, or gaps.


- - ----------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY POSITION AT DECEMBER 31, 1994                          Interest Sensitivity Period in Months
                                                            ----------------------------------------------------------------------
(Dollars in millions)                                         Balance         0-3          4-6        7-12       13-24     over 24
- - ----------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
  Interest-bearing deposits with banks .................     $ 4,847      $ 4,636      $   119      $   92     $            $
  Other money market assets <F1>........................       1,997        1,991                                                6
  Investment securities:
    Held for investment ................................       5,187          829          695       1,464      1,205          994
    Available for sale .................................       3,482           71           21         191      2,803          396
  Loans ................................................       2,874        1,890           98          72         35          779
                                                             -------      -------      -------      ------     ------       ------
    Total interest-earning assets ......................      18,387        9,417          933       1,819      4,043        2,175
                                                             -------      -------      -------      ------     ------       ------
Interest-Bearing Liabilities:
  Domestic deposits ....................................       1,895        1,714           13           9         20          139
  Foreign deposits .....................................       7,921        7,907            9           5
  Federal funds purchased and repurchase agreements ....       4,911        4,911
  Other interest-bearing liabilities ...................         777          649                                              128
                                                             -------      -------      -------      ------     ------       ------
    Total interest-bearing liabilities .................      15,504       15,181           22          14         20          267
                                                             -------      -------      -------      ------     ------       ------
                                                                           (5,764)         911       1,805      4,023        1,908
  Interest-rate swaps ..................................                      146                                            (146)
                                                                          -------      -------      ------     ------       ------
Interest rate sensitivity position .....................                   (5,618)         911       1,805      4,023        1,762
Cumulative interest rate sensitivity position ..........                   (5,618)      (4,707)     (2,902)     1,121        2,883
Cumulative gap percentage <F2>  ........................                      (26)%        (24)%       (15)%        6%          15%

<F1> Includes adjustment to normalize the one-day position.
<F2> Cumulative  interest  rate  sensitivity  position  as a percent of December average earning assets.

     The table shows State Street's year-end interest rate sensitivity position, measured by the earlier of repricing  date or maturity,  for various  assets and liabilities.  Non-maturity items, such as asset-backed  securities and deposits, are reported in time periods based on  management's  evaluations  of prepayments and repricing. Available-for-sale investment securities are reported at maturity dates, unlike the prior year's report,  which included them in 0 - 3 months. The
analysis   indicates   that  State  Street  was  liability   sensitive  --  that
interest-bearing  liabilities are repricing faster than interest-earning  assets
- - -- and that, all other variables  remaining the same, net interest revenue would improve when interest  rates are falling and decrease  when  interest  rates are rising.  However,  the interest rate sensitivity position is only one of several factors  determining  net interest  revenue.  The level of rates,  balance sheet growth and mix, and rate spreads are also important determinants of net interest revenue.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

State Street maintains flexibility in its balance sheet to adjust its interest-rate sensitivity. Since interest-bearing sources of funds are predominantly short-term, State Street maintains a generally short-term structure for its interest-earning assets, including money market assets, investments and loans. Off-balance sheet financial instruments are used as part of overall asset and liability management. Financial futures and interest-rate swaps are used modestly to maintain State Street's interest-rate exposure within policy limits. At December 31, 1994, $146 million of interest-rate swaps reduced short-term liability sensitivity.

Liquidity

     The primary objective of State Street's liquidity management is to ensure that the Corporation has sufficient funds to replace maturing liabilities, accommodate the transaction and cash management requirements of its customers, meet loan commitments, and accommodate other corporate needs. Liquidity is provided from the ability to access global market sources of funding and gather additional deposits, and from maturing short-term assets, sale of available-for-sale securities and payment of loans.

     State Street manages its assets and liabilities to maintain a high level of liquidity. The Corporation has an extensive and diverse funding base inside and outside the United States. A significant percentage of funding comes from customers who have other relationships with State Street, particularly those using custody services worldwide. Deposits are accessed through domestic as well as international treasury centers, providing a cost-effective, geographically-diverse source of funding. Significant funding is also provided from institutional customers' demand for repurchase agreements for their short-term investment needs. State Street maintains other funding alternatives, ensuring access to additional sources of funds if needed. Relationships are maintained with a variety of investors, for a range of financial instruments, in various markets and time zones.

     State Street maintains a large portfolio of liquid assets. At December 31, 1994, the portfolio included $4.8 billion of interest-bearing deposits with banks and $1.9 billion of securities purchased under resale agreements and securities borrowed. Of the total $6.7 billion, $4.5 billion mature within one week, and nearly all mature within six months. Although not relied on for daily liquidity needs, the $3.5 billion available-for-sale portfolio of marketable securities provides a significant secondary source of liquidity.

     State Street maintains strong liquidity ratios. When liquidity is measured by the ratio of liquid assets to total assets, State Street ranks among the highest of U.S. banking companies. Liquid assets consist of cash and due from banks, interest-bearing deposits with banks, federal funds sold, securities purchased under resale agreements and securities borrowed, trading account assets, and investment securities. At December 31, 1994, the Corporation's liquid assets were 79% of total assets.

     State Street's high ratings as a corporation and depository enhance its liquidity. The Corporation's senior debt is rated AA- by Standard & Poor's, A1 by Moody's Investor Services and AA by IBCA, Inc. Depending upon the rating service, six or fewer of the largest 100 bank holding companies in the United States have higher ratings. State Street Bank's long-term certificate of deposit ratings are AA by Standard & Poor's, Aa2 by Moody's Investor Services and AA+ by IBCA, Inc. These ratings, as well as strong capital ratios, enhance State Street's liquidity by making its liabilities attractive to a large number of investors worldwide.

     In August 1993, a shelf registration became effective that allows the Corporation to issue up to $250 million of debt securities with maturities not to exceed 10 years. Proceeds from the first tranche of $100 million issued in 1993 were used to redeem existing debt and for general corporate purposes.

     In 1994, State Street began a program of issuing up to $200 million of commercial paper. As of December 31, 1994, $135 million of commercial paper was outstanding. This is a source of additional funding for the Corporation.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


     The restated Consolidated Statements of Cash Flows on page 40 of Exhibit 4 provide additional information.

Fair  Value  of  Financial Instruments

     The short-maturity structure of State Street's assets and liabilities results in the fair value of its financial instruments equating to or closely approximating its balance sheet value, with the exception of the held-to-maturity portfolio, which had depreciation of $129 million as of December 31, 1994. See Note S, page 56 of Exhibit 4.

Capital

     State Street maintains strong capital levels to support current operations and continued growth. State Street continues to generate capital internally at a high rate. During 1994 and each of the preceding six years, capital was generated internally through the retention of earnings at a rate of 13% or higher. On December 31, 1994, stockholders' equity was $1.3 billion, compared with $652 million on December 31, 1989, a 15% compound annual growth rate. During 1994, stockholders' equity increased $136 million. The increase was attributable to $220 million of earnings, $12 million related to the exercise of stock options and the conversion of debentures, and $6 million from foreign currency translation gains. These additions were partially offset by $46 million in common dividends and an after-tax unrealized holding loss of $56 million recorded on securities classified as available for sale in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.

     The Federal Reserve Board, State Street's principal regulator, has established risk-based capital guidelines that require minimum ratios of capital to risk-weighted assets and certain off-balance sheet credit exposures. The Federal Reserve Board also maintains a leverage ratio guideline that is a measure of capital to total average balance sheet assets.

- - --------------------------------------------------------------------------------
REGULATORY CAPITAL AT DECEMBER 31                                      Minimum
                                                                      Regulatory
(Dollars in millions)                             1994         1993   Guidelines
- - --------------------------------------------------------------------------------
Risk-based ratios:
  Tier 1 capital ...........................        13.6%        12.6%    4%
  Total capital ............................        14.2         13.1     8
Leverage ratio .............................         5.6          5.5     3
Tier 1 capital .............................      $1,354       $1,166
Total capital ..............................       1,408        1,218
Risk-adjusted assets .......................       9,935        9,287

     State Street has developed internal capital-adequacy policies that focus primary importance on risk exposure rather than asset levels. These policies emphasize the risk-based guidelines, particularly the Tier 1 risk-based capital ratio. This emphasis is appropriate to State Street's balance sheet structure, which has a high degree of liquidity and low credit-risk exposure. At year-end 1994, State Street's Tier 1 capital ratio of 13.6% significantly exceeded the regulatory guidelines and was among the strongest for large U.S. banking companies. Each of State Street's three regulatory ratios improved during 1994, as a result of higher levels of capital, which were partially offset by higher asset bases.

     During 1992, bank regulators adopted five capital categories based on capital ratios and other factors, which are applicable to banks for certain regulatory supervisory purposes. These categories range from "well capitalized" to "critically undercapitalized." The "well capitalized" category requires a bank to maintain a minimum Tier 1 risk-based ratio of 6%, a minimum total risk-based capital ratio of 10% and a minimum leverage ratio of 5%. State Street manages and monitors its capital ratios to assure that they exceed the minimum standards for "well capitalized." At December 31, 1994, State Street Bank had a Tier 1 risk-based capital ratio of 12.8%, a total risk-based capital ratio of 13.2% and a leverage ratio of 5.4%.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

Dividends and Common Stock

     State Street increased the quarterly dividend to stockholders twice during 1994, continuing the pattern of dividend increases that began in 1978. At year-end 1994, the dividend rate was 15% higher than at year-end 1993. Since 1989, dividends per share have increased at an annual rate of 15%. State Street's policy is to increase dividends at a rate that is consistent with long-term earnings growth and that will permit levels of internal capital generation sufficient to allow for the full development of strategic business opportunities. The dividend payout ratio was 22% for 1994.

     There were 6,030 stockholders of record at year-end 1994. (6,028 prior to pooling)


- - ----------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND COMMON STOCK
                                       MARKET PRICE                                                          Market Price
                             ---------------------------------                                   ---------------------------------
                   DIVIDENDS                           END OF                           Dividends                           End of
                   DECLARED  LOW          HIGH         PERIOD                           Declared  Low          High         Period
- - ----------------------------------------------------------------------------------------------------------------------------------
1994                                                                  1993
First .........    $.14      $35 1/8      $39          $36            First .........   $.12      $41         $49 1/8      $44 1/2
Second ........     .15       34 3/8       43 1/8      $38 5/8        Second ........    .13       29 1/4      45 3/4       33 1/8
Third .........     .15       36           41          $36 1/2        Third .........    .13       31 3/4      35 3/4       35 5/8
Fourth ........     .16       27 5/8       37 1/4      $28 5/8        Fourth ........    .14       35 3/8      39 3/4       37 1/2

RISK MANAGEMENT

     In providing financial asset services globally, certain inherent risks must be managed and controlled. In addition to interest-rate risk, these include counterparty credit risk, operations and settlement risk, and market risk. Risk management is an integral part of the Corporation's business activities. The credit and risk-management function is centrally organized with close ties to the business units in order to identify and manage risks effectively. This structure allows for corporate risk management across the business areas while individual line areas remain responsible for risk management in their units. Continuing a trend of recent years, risk-management resources are increasingly devoted to financial asset services.

     Emphasis in risk management is placed on establishing specific authorization levels and limits and is an ongoing process by which exposure levels are reviewed and modified as deemed appropriate to reflect changing conditions. Counterparties are subject to a rigorous credit approval process that covers the traditional lending services and global financial asset services for foreign exchange, credit facilities, placements, credit-enhancement services, securities lending and securities-clearing facilities. Concentration is managed in terms of business-risk concentration, including specific industry lending concentrations and country limits, as well as limits on individual counterparties.

     In managing country risk, State Street considers a broad variety of issues and risks inherent in doing business outside the United States, including issues related to credit quality and asset concentration. Consideration is also given to transfer risk, which arises from the possible inability of a counterparty or borrower to repay an obligation because of the inconvertibility of its currency.

     Operating risk is actively managed in all business units of the Corporation. Particular emphasis is placed on payment-system risk management, overdraft monitoring and control, and global securities clearing and settlement. In addition to specific authorization levels and limits, operating risk is also controlled through extensive automation, operating procedures and insurance.

     Market risk arises from price changes in various markets. Market risk from foreign exchange and trading activities is monitored and controlled through established limits on positions and aggregate limits based on estimates of potential loss of earnings under assumptions about changes in market conditions.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


     State Street acts as an agent to lend customer-owned securities to broker/dealers and banks. State Street is not a principal in these transactions and, therefore, they are not reflected on the Corporation's balance sheet. Potential exposure to each borrower is reviewed through the Corporation's credit risk approval and management process. Collateral in the form of cash, other securities or letters of credit is received to secure the borrower's promise to return these securities. Securities are marked to market and compared to the value of collateral daily. Investment of customer cash collateral is managed by State Street Global Advisors in compliance with approved investment parameters.

Credit Risk

     Credit risk results from the possibility that a loss may occur if a counterparty becomes unable to meet the terms of a contract. State Street has policies and procedures to monitor and manage carefully all aspects of credit risk. These include a comprehensive credit-review and approval process that involves the assignment of risk ratings to all loans and off-balance sheet credit exposures. The allowance for loan losses is available to cover potential losses from current credit exposure in the loan portfolio and certain off-balance sheet commitments.

     At December 31, 1994, total non-performing assets were $27.4 million, a $10.5 million decrease from year-end 1993. Non-performing assets included $23.0 million of non-accrual loans, which was less than 1% of total loans, and $4.4 million of other real estate owned. It is State Street's policy to place a loan on non-accrual when either principal or interest becomes 60 days past due. In 1994, loans placed on non-accrual status were more than offset by charge-offs, payments and the return to accrual status of several loans. Loans are returned to accrual status only when interest and principal payments are brought current and future payments are considered to be assured. The decline in other real estate owned resulted from property sales.

     In 1994, net charge-offs declined to $7.7 million from $16.3 million in 1993. Net charge-offs as a percentage of average loans were .23%, compared with .63% for 1993.

     The allowance for loan losses is increased by the provision for loan losses, which is a charge to current income. The appropriate level of the allowance is determined by a thorough analysis of credit risk. At December 31, 1994, the allowance for loan losses was $58.2 million, or 1.80% of loans. This compares with an allowance of $54.3 million, or 2.03% of loans, a year ago. This decline reflects improvement in measures of credit quality, discussed above, and improvement in the outlook for general economic conditions and its effect on borrowers. The decline in the allowance for loan losses as a percentage of loans is also attributable to the growth in low-risk loan exposures to financial asset services customers.

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION

- - ----------------------------------------------------------------------------------------------------------------------------------
CREDIT EXPERIENCE
(Dollars in millions)                                                  1994       1993       1992       1991       1990       1989
- - ----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses ......................................      $11.6      $11.3      $12.2      $60.0      $45.7      $19.4

Charge-offs ....................................................       10.5       18.5       23.5       47.8       48.1       23.7
Recoveries .....................................................        2.8        2.2        3.4        2.7        3.1        4.6
                                                                      -----      -----      -----      -----      -----      -----
    Net loan charge-offs .......................................        7.7       16.3       20.1       45.1       45.0       19.1
Allowance of subsidiary purchased ..............................                   1.4
Allowance for loan losses, year end ............................       58.2       54.3       57.9       65.9       51.0       50.3

Net loan charge-offs by loan type:
  Commercial and financial .....................................      $ 8.4      $14.0      $ 8.4      $32.2      $12.0      $ 5.2
  Real estate ..................................................        (.2)       1.3        9.8       10.9        9.3        1.5
  Consumer .....................................................        (.1)        .9         .9        1.6       22.4        9.9
  Foreign ......................................................        (.4)        .1        1.0         .4        1.3        2.5
                                                                      -----      -----      -----      -----      -----      -----
    Total net charge-offs ......................................      $ 7.7      $16.3      $20.1      $45.1      $45.0      $19.1
                                                                      =====      =====      =====      =====      =====      =====
Non-performing loans:
  Commercial and financial .....................................      $20.3      $25.0      $37.2      $30.6      $31.5      $ 5.5
  Real estate ..................................................        2.6         .5         .9        7.9       22.7       13.5
  Other ........................................................         .1        1.3        2.2        2.4        2.3        2.8
                                                                      -----      -----      -----      -----      -----      -----
    Total non-performing loans .................................      $23.0      $26.8      $40.3      $40.9      $56.5      $21.8
                                                                      =====      =====      =====      =====      =====      =====
Other real estate owned ........................................      $ 4.4      $11.1      $12.5      $15.4      $15.5
Ratios:
  Allowance to ending loans ...................................        1.80%      2.03%      2.89%      3.46%      2.42%      2.04%
  Net charge-offs to average loans .............................        .23        .63        .97       2.14       1.72        .77
  Non-performing loans to total loans...........................        .71       1.00       2.01       2.15       2.68        .88

     Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," is effective for fiscal years beginning after December 15, 1994. This statement addresses how creditors should establish allowances for credit losses on individual loans determined to be impaired. State Street will adopt this new statement in 1995, and it is not expected to have a material impact.

Foreign  Exchange and Derivative  Financial Instruments

     State Street uses foreign exchange and a variety of financial derivative instruments to support customers' needs, to conduct trading activities, and to manage interest rate and currency risk. These activities either generate trading revenue or enhance the stability of net interest revenue. In addition, State Street provides services related to derivative instruments in its role as both a manager and servicer of financial assets.

     State Street's customers use derivatives to manage the financial risks associated with their investment goals and business activities. With the growth of cross-border investing, State Street's customers have an increasing need for foreign exchange forward contracts to protect the domestic value of an international investment and to manage the currency risk in an international investment portfolio. As an active participant in the foreign exchange markets, State Street provides foreign exchange forward contracts and over-the-counter options in support of these customer needs.

     As a part of trading activities, State Street also assumes market positions in both the foreign exchange and interest-rate markets using financial derivatives -- primarily forward foreign exchange contracts, foreign exchange and interest-rate options, and interest-rate swaps.

     State Street's positions are based on market expectations and customers' needs. As of December 31, 1994, the notional amount of these instruments was $43.9 billion, of which $43.1 billion was foreign exchange forward contracts.

     State Street uses various derivatives to minimize the interest-rate and foreign exchange risk associated with balance sheet and global business activities. As of year-end 1994, the notional amount of these derivatives was $521 million.

     Trading activities involving both foreign exchange and interest-rate derivatives are managed using earnings at risk measures and trading limits as

                                ITEM 7 EXHIBIT 2

RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1994 (Continued)

                        STATE STREET BOSTON CORPORATION


established by risk-management policies. Interest-rate and foreign exchange derivatives that are used as part of the asset- and liability-management process are subjected to the same credit and interest-rate risk processes for financial instruments carried on the balance sheet.

     As a manager of financial assets for others, State Street uses derivative financial instruments to hedge against market risk, adjust portfolio duration and enable efficient portfolio construction. These activities are undertaken in accordance with investment guidelines supplied by, or disclosed to, State Street's customers.

     As a servicer of financial assets, State Street acts as trustee, custodian and/or administrator for its customers' investment funds, certain of which may use derivative instruments in their investment strategies. These activities are part of the normal responsibilities of State Street as a service provider and are discharged in accordance with customer service contracts. Further discussion of derivatives is included in Note R, page 53 of Exhibit 4.

ACQUISITION OF INVESTORS FIDUCIARY TRUST COMPANY

     On January 31,  1995,  State  Street  acquired  Investors  Fiduciary  Trust
Company  (IFTC),  a Kansas  City,  Missouri-based  servicer of mutual funds with approximately $115 billion of assets under custody. This acquisition strengthened State Street's leadership position in servicing mutual funds. IFTC brings additional customers and different systems solutions to servicing this market. State Street is leveraging its full range of products to this additional customer base, and the combined entity will benefit from the consolidation of custody operations.

     This acquisition was accomplished by the issuance of 5,972,222 shares and was accounted for as a pooling of interests. One-time transaction costs of $.03 per share will be recorded in the first quarter of 1995. No earnings dilution is expected for full-year 1995.

                                Item 7 Exhibit 3

          STATISTICAL DISCLOSURE BY BANK HOLDING COMPANIES INFORMATION

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION


     Unless otherwise noted, the information provided has been restated to reflect the acquisition of Investors Fiduciary Trust Company and the accounting for this transaction as a pooling of interests.

GENERAL DEVELOPMENT OF BUSINESS
     State Street Boston Corporation ("State Street") is a bank holding company organized under the laws of the Commonwealth of Massachusetts.

     State Street was organized in 1970 and conducts its business principally through its subsidiary, State Street Bank and Trust Company ("State Street Bank"), which traces its beginnings to the founding of the Union Bank in 1792. The charter under which State Street Bank now operates was authorized by a special act of the Massachusetts Legislature in 1891, and its present name was adopted in 1960.

     State Street is the fourth largest provider of trust services in the United States as ranked on the basis of 1993 fiduciary compensation (not restated). State Street had more than $1.7 trillion of assets under custody, $210 billion of bonds under trusteeship, and $160 billion of assets under management at year-end 1994. Ranked on the basis of balance sheet assets as of June 1994, State Street Bank is the 23rd largest commercial bank in the United States (not restated). State Street's total assets were $22.5 billion at December 31, 1994, of which $16.7 billion, or 74%, were investment securities and money market assets and $3.2 billion, or 14%, were loans.

     Services are provided from offices in the United States, as well as from offices in Canada, Grand Cayman, Netherland Antilles, the United Kingdom, France, Belgium, Luxembourg, Denmark, Germany, United Arab Emirates, Hong Kong, Taiwan, Japan, Australia, and New Zealand. State Street's executive offices are located at 225 Franklin Street, Boston, Massachusetts. For information as to foreign activities, refer to Note T on page 56 of exhibit 3 to the Notes to Financial Statements.

LINES OF BUSINESS
     State Street has three lines of business: financial asset services, investment management and commercial lending. In 1994, 74% of net income came from the broad and growing array of financial asset services, 15% of net income came from investment management and 17% came from commercial lending. Corporate items reduced net income by 6%.

    FINANCIAL ASSET SERVICES
     Financial asset services are primarily accounting, custody and other services for large pools of assets such as mutual funds and pension plans, both defined benefit and defined contribution, and corporate trusteeship. A broad array of other services is provided, including accounting, custody, information services and recordkeeping. Also provided are banking functions of accepting deposits, making loans and trading foreign exchange.

     With $788 billion of mutual fund assets under custody, State Street is the leading mutual fund custodian in the United States, servicing 36% of the registered funds (not restated)State Street began providing mutual fund services in 1924 and servicing pension assets in 1974. Customers who sponsor the 2,200 U.S. mutual funds that State Street services include investment companies,broker/ dealers,insurance companies and others (not restated). In addition, State Street services 252 offshore mutual funds and collective investment funds in other countries.

     State Street's mutual fund services include a full array of services including custody, portfolio and general ledger accounting, pricing, fund administration and information services. Shareholder accounting is provided through a 50%-owned affiliate.

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION


     Servicing $664 billion of pension and other assets for North American customers, State Street is ranked as the largest servicer of tax-exempt assets for corporations and public funds in the United States and the largest global custodian for U.S. pension assets. Services include portfolio accounting, securities custody, securities lending, and other related services for retirement and other financial assets of benefit pension plans, unions, endowments, foundations, and nuclear decommissioning trusts. In addition, State Street provides global and domestic custody-related services for $72.2 billion in assets for customers outside North America.

     State Street acts as participant recordkeeper, securities custodian and trustee for defined contribution plans, such as 401(k) plans and ESOPs, and issues checks for employee benefit distributions. Corporate trust services for asset-backed securities, corporate securities, leveraged leases, and municipal securities are provided to investment banks, corporations, municipalities and government agencies from five offices in the United States. At year ended 1994, bonds under trusteeship totaled $210 billion.

     State Street is a mortgage subservicer through Wendover Funding, Inc. in Greensboro, North Carolina. State Street also provides card replacement and other services for a bank card association, processing of unclaimed securities for state governments, and accounting services for retained assets accounts of insurance companies.

     State Street provides foreign exchange trading and global cash management services to financial institutions and corporations. Funds are gathered in the form of domestic and foreign deposits, federal funds and securities sold under repurchase agreements from local, national and international sources. Trading and arbitrage operations are conducted with government securities, futures and options. Municipal dealer activities include underwriting, trading and distribution of general obligation tax-exempt bonds and notes. Treasury centers are located in Boston, London, Hong Kong, Tokyo, Sydney, Munich and Luxembourg. State Street also provides corporate finance services, including private placement of debt and equity, acquisitions and divestitures and project finance.

    INVESTMENT MANAGEMENT
     State Street was a pioneer in the development of domestic and international index funds through State Street Global Advisors ("SSGA"). The products now offered by SSGA include enhanced index and fully-active equity strategies, short-term investment funds and fixed income products. These products are sold and managed both domestically and from locations outside the United States. State Street is ranked as the largest manager of internationally-indexed assets and the second largest manager of tax-exempt money in the United States. State Street is a leading New England trustee and money manager for individuals, and provides planned gift management services for non-profit organizations throughout the United States. At year-end 1994, institutional and personal trust assets under management totaled $160 billion.

    COMMERCIAL LENDING
     State Street provides corporate banking, specialized lending and international banking to business and financial institutions. One-third of the loan portfolio supports the short-term needs of financial asset services customers and securities brokers in conjunction with their trading and settlement activity. Corporate banking services are offered primarily to middle market companies in the Northeast. Specialized Lending is both regional and national, with specialities that include cable television, technology- based companies, publishing, law firms, non-profit institutions, broker/ dealers and other financial institutions. In addition, State Street offers asset-based finance, leasing, real estate, and trade finance. Trade finance includes letters of credit, collection, payment and other specialized services for importers and exporters.

SELECTED STATISTICAL INFORMATION
     The following tables contain State Street's consolidated statistical information relating to, and should be read in conjunction with, the consolidated financial statements. Additionally, certain previously reported amounts have been reclassified to conform to the present method of presentation.

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     The average statements of condition and net interest revenue analysis for the years indicated are presented below.
                                        1994                                1993                                1992
                         ----------------------------------  ---------------------------------    --------------------------------
                            AVERAGE                AVERAGE      AVERAGE                AVERAGE      AVERAGE                AVERAGE
                            BALANCE     INTEREST     RATE       BALANCE     INTEREST    RATE        BALANCE     INTEREST     RATE
                            -------     --------   -------      -------     --------   -------      -------     --------   -------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Interest-bearing
  deposits with banks(1)  $ 5,182,776    $209,355    4.04%    $ 5,022,194    $201,400    4.01%    $ 5,101,515    $257,690    5.05%
Securities purchased
  under resale agreements
  and securities borrowed   3,101,649     132,112    4.26       3,255,014     102,332    3.14       2,602,740      97,570    3.75
Federal funds sold ....       537,433      23,889    4.45         533,644      16,181    3.03         457,519      17,997    3.93
Trading account assets        532,108      26,095    4.90         415,525      16,693    4.02         238,420      10,643    4.44
Investment securities:
  U.S. Treasury and
    Federal agencies ..     3,454,886     184,251    5.33       2,181,353     124,699    5.72       1,771,084     120,766    6.82
  State and political
    subdivisions ......     1,119,909      56,956    5.09         731,943      39,780    5.43         444,207      31,898    7.18
  Other investments ...     2,596,978     138,942    5.35       2,168,790     117,843    5.43       1,817,741     115,669    6.36
Loans(2):
  Domestic ............     2,728,849     145,609    5.34       2,261,915     113,272    5.01       1,952,638     111,329    5.70
  Foreign .............       672,509      44,091    6.56         314,122      19,137    6.09         117,707       7,156    6.08
                         ------------   ---------            ------------   ---------            ------------   ---------
  Total interest-
    earning assets ....    19,927,097     961,300    4.82%     16,884,500     751,337    4.45      14,503,571     770,718    5.31
                                        ---------                           ---------                           ---------
Cash and due from banks     1,285,560                             979,258                             875,546
Allowance for loan
  losses ..............       (58,089)                            (57,522)                            (66,767)
Premises and equipment        462,005                             435,475                             361,367
Customers' acceptance
  liability(3) ........        29,580                              33,363                              51,745
Other assets ..........     1,148,959                             651,863                             529,610
                         ------------                        ------------                        ------------
  Total Assets ........   $22,795,112                         $18,926,937                         $16,255,072
                         ============                        ============                        ============
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  Savings .............   $ 1,991,910      56,673    2.85     $ 2,253,434      55,199    2.45     $ 2,322,997      76,310    3.28
  Time ................       172,411       7,790    4.52         234,250      12,281    5.24         293,967      12,979    4.42
  Foreign .............     7,391,851     216,227    2.93       4,953,696     146,051    2.95       3,954,528     174,615    4.42
Federal funds purchased       410,784      16,019    3.90         741,082      21,023    2.84         919,128      30,818    3.35
Securities sold under
  repurchase
  agreements ..........     4,957,940     201,992    4.07       4,180,945     121,403    2.90       3,346,499     114,899    3.43
Other short-term
  borrowings ..........       563,221      24,787    4.40         215,948       8,156    3.78         193,927       8,281    4.27
Notes payable .........       258,252      11,979    4.64         510,719      19,943    3.90         388,513      18,400    4.74
Long-term debt ........       128,130       8,625    6.73         122,403      10,023    8.19         146,394      13,327    9.10
                         ------------   ---------            ------------   ---------            ------------   ---------
  Total interest-
    bearing liabilities    15,874,499     544,092    3.43      13,212,477     394,079    2.98      11,565,953     449,629    3.89
                                        ---------   -----                   ---------   -----                   ---------   -----
Noninterest-bearing
  deposits ............     4,700,888                           4,059,011                           3,305,206
Acceptances outstanding(3)     30,098                              33,956                              52,423
Other liabilities .....       905,514                             496,938                             361,800
Stockholders' equity ..     1,284,113                           1,124,555                             969,690
                         ------------                        ------------                        ------------
 Total Liabilities and
  Stockholders' Equity.   $22,795,112                         $18,926,937                         $16,255,072
                         ============                        ============                        ============
  Net interest revenue                   $417,208                            $357,258                            $321,089
                                        =========                           =========                           =========
  Excess of rate earned
  over rate paid.....                               1.39%                               1.47%                               1.42%
                                                    =====                               =====                               =====
Net Interest Margin(4)                              2.09%                               2.12%                               2.21%
                                                    =====                               =====                               =====
(1) Amounts reported were with non-U.S. domiciled offices of other banks.
(2) Non-accrual loans are included in the average loan amounts outstanding.
(3) In 1994, 1993 and 1992, 43%, 13% and 9% of acceptances were foreign.
(4) Net interest margin is taxable equivalent net interest revenue divided by total average interest-earning assets.

                                    Item 7   Exhibit 3

        RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

        STATE STREET BOSTON CORPORATION

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL (CONTINUED)

          Interest revenue on non-taxable investment securities and loans includes the effect of taxable-equivalent adjustments, using a Federal income tax rate of 35% in 1994 and 1993, and 34% in 1992, adjusted for applicable state income taxes net of the related Federal tax benefit.

     The table below summarizes changes in interest revenue and interest expense due to changes in volume of interest-earning assets and interest-bearing liabilities, and changes in interest rates. Changes attributed to both volume and rate have been allocated based on the proportion of change in each category.


                                          1994 COMPARED TO 1993                          1993 COMPARED TO 1992
                              ---------------------------------------------  ---------------------------------------------
                                  INCREASE (DECREASE)                            INCREASE (DECREASE)
                                         DUE TO                   NET                   DUE TO                   NET
                              ----------------------------     INCREASE      ----------------------------     INCREASE
                                 VOLUME          RATE         (DECREASE)        VOLUME          RATE         (DECREASE)
                                 ------          ----         ----------        ------          ----         ----------
                                                                 (DOLLARS IN THOUSANDS)
Interest revenue related to:
Interest-bearing deposits
  with banks ...............      $  6,477       $  1,478        $  7,955       $  (3,949)     $ (52,341)      $ (56,290)
Securities purchased under
resale agreements and
  securities borrowed ......        (5,027)        34,806          29,779          22,045        (17,283)          4,762
Federal funds sold .........           116          7,593           7,709           2,706         (4,522)         (1,816)
Trading account assets .....         5,263          4,140           9,403           7,210         (1,160)          6,050
Investment securities:
  U.S. Treasury and Federal
    agencies ...............        68,407         (8,854)         59,553          25,307        (21,374)          3,933
  State and political
    subdivisions ...........        19,880         (2,704)         17,176          16,994         (9,112)          7,882
  Other investments ........        22,933         (1,826)         21,107          20,477        (18,312)          2,165
Loans:
  Domestic .................        24,547          7,790          32,337          16,410        (14,467)          1,943
  Foreign ..................        23,397          1,557          24,954          11,966             15          11,981
                                   -------        -------         -------         -------        -------         -------
  Total interest-earning
    assets .................       165,993         43,980         209,973         119,166       (138,556)        (19,390)
                                   -------        -------         -------         -------        -------         -------
Interest expense related to:
  Deposits:
    Savings ................        (6,840)         8,311           1,471          (2,222)       (18,891)        (21,113)
    Time ...................        (2,941)        (1,550)         (4,491)         (2,892)         2,195            (697)
    Foreign ................        71,325         (1,166)         70,159          37,815        (66,379)        (28,564)
Federal funds purchased ....       (11,265)         6,261          (5,004)         (5,454)        (4,340)         (9,794)
Securities sold under
  repurchase agreements ....        25,472         55,117          80,589          25,911        (19,406)          6,505
Other short-term borrowings         15,083          1,538          16,621             887         (1,011)           (124)
Notes payable ..............       (11,192)         3,228          (7,964)          5,138         (3,595)          1,543
Long-term debt .............           452         (1,850)         (1,398)         (2,048)        (1,255)         (3,303)
                                   -------        -------         -------         -------        -------         -------
Total interest-bearing
  liabilities ..............        80,094         69,889         149,983          57,135       (112,682)        (55,547)
                                   -------        -------         -------         -------        -------         -------
  Net Interest Revenue .....      $ 85,899       $(25,909)       $ 59,990        $ 62,031      $ (25,874)      $  36,157
                                   =======        =======         =======         =======        =======         =======

RETURN ON EQUITY AND ASSETS AND CAPITAL RATIOS
     The return on equity, return on assets, dividend payout ratio, equity to assets ratio and capital ratios for the years ended December 31, were as follows:
                                           1994           1993         1992
                                           ----           ----         ----
Net income to:
  Average stockholders' equity .....       17.2 %        16.8 %       17.5 %
  Average total assets .............         .97          1.00         1.05
Dividends declared to net income ...       20.8          20.8         19.6
Average equity to average assets ...        5.6           5.9          6.0
Risk-based capital ratios:
  Tier 1 capital ...................       13.6          12.6         13.6
  Total capital ....................       14.2          13.1         15.0

                                Item 7 Exhibit 3

                 RESTATED BUSINESS AND SECURITIES ACT GUIDE ACT

                        STATE STREET BOSTON CORPORATION


     INVESTMENT PORTFOLIO
     State Street adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Under SFAS No. 115, debt securities for which State Street has the intent and ability to hold to maturity may be classified as held-to-maturity securities and reported at amortized cost. Securities that are not classified as held to maturity are to be classified as available-for-sale securities and reported at fair value. Investment securities consisted of the following at December 31:

                                             1994          1993           1992
                                             ----          ----           ----

                                                  (DOLLARS IN MILLIONS)
HELD TO MATURITY (at amortized cost)
U.S. Treasury and Federal agencies ..      $1,669        $1,272         $  996
State and political subdivisions ....       1,130         1,084            451
Asset-backed securities .............       2,347         2,028          1,618
Other investments ...................          41           100             87
                                           ------        ------         ------
    Total ...........................      $5,187        $4,484         $3,152
                                           ======        ======         ======
AVAILABLE FOR SALE (at fair value *)
U.S. Treasuries and Federal Agencies       $3,319        $1,318         $1,049
Other investments ...................         163           483            426
                                           ------        ------         ------
    Total ...........................      $3,482        $1,801        $ 1,475
                                           ======        ======         ======
* In 1993 and 1992, at lower of cost or market

     The maturities of investment securities at December 31, 1994 and the weighted average yields (fully taxable equivalent basis) were as follows:

                                                                                MATURING
                                     ---------------------------------------------------------------------------------------------
                                                                   AFTER ONE               AFTER FIVE
                                            ONE YEAR               BUT WITHIN              BUT WITHIN                AFTER
                                            OR LESS                FIVE YEARS              TEN YEARS               TEN YEARS
                                     ----------------------  ----------------------  ----------------------      -----------------
                                       AMOUNT      YIELD       AMOUNT      YIELD       AMOUNT      YIELD       AMOUNT      YIELD
                                       ------      -----       ------      -----       ------      -----       ------      -----
                                                                         (DOLLARS IN MILLIONS)
HELD TO MATURITY
U.S. Treasury and
  Federal agencies ..................  $  715      5.51%       $  824      5.62%        $ 68       6.08%        $ 62       6.08%
State and political
  subdivisions ......................     549      6.54           406      5.91          159       4.91           17       9.21
Asset-backed securities .............   1,315      5.91           864      5.95          105       5.97           62       5.97
Other investments ...................      37      2.32             3      6.06            1       5.00
                                       ------                  ------                   ----                    ----
    Total ...........................  $2,616                  $2,097                   $333                    $141
                                       ======                  ======                   ====                    ====

AVAILABLE FOR SALE
U.S. Treasury and Federal Agencies...  $  127      4.19%       $3,192      5.85%
Other investments ...................      73      5.86            40      6.61            5       9.37            1      7.45
                                        -----                   -----                     --                      --
    Total ...........................  $  200                  $3,232                      5                       1
                                       ======                  ======                     ==                      ==

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION


LOAN PORTFOLIO
     Domestic and foreign loans at December 31 and average loans outstanding for the years ended December 31, were as follows:

                                   1994            1993            1992            1991            1990
                                   ----            ----            ----            ----            ----
                                                          (DOLLARS IN THOUSANDS)
Domestic:
  Commercial and financial .      $2,070,145      $1,889,143      $1,519,037      $1,411,994      $1,539,069
  Real estate ..............         100,549          94,073         105,156         128,376         173,530
  Consumer .................          41,323          46,315          64,841          75,366          94,680
  Lease financing ..........         341,640         254,525         251,761         211,350         199,392
                                  ----------      ----------      ----------      ----------      ----------
    Total domestic .........       2,553,657       2,284,056       1,940,795       1,827,086       2,006,671
                                  ----------      ----------      ----------      ----------      ----------

Foreign:
  Commercial and industrial          510,638         295,716          50,838          67,622          55,500
  Banks and other financial           52,597          25,940           8,838           7,495          38,141
institutions ...............
  Government and official              1,000           1,000           1,000           1,000           1,000
institutions ...............
  Lease financing ..........         110,055          70,976
  Other ....................           5,274           2,486           2,242           2,112           3,762
                                  ----------      ----------      ----------      ----------      ----------
    Total foreign ..........         679,564         396,118          62,918          78,229          98,403
                                  ----------      ----------      ----------      ----------      ----------
    Total loans ............      $3,233,221      $2,680,174      $2,003,713      $1,905,315      $2,105,074
                                  ==========      ==========      ==========      ==========      ==========

Average loans outstanding ..      $3,401,358      $2,576,037      $2,070,345      $2,107,388      $2,621,429
                                  ==========      ==========      ==========      ==========      ==========

    Selected loan maturities at December 31, 1994 were as follows:

                                                      AFTER ONE
                                        ONE YEAR      BUT WITHIN      AFTER
                                        OR LESS       FIVE YEARS    FIVE YEARS
                                        --------      ----------    ----------
                                                (DOLLARS IN THOUSANDS)


Commercial and financial .......      $1,659,317      $  261,137      $  149,691
Real estate ....................          51,059          38,798          10,692
Foreign ........................         554,709           9,006         115,849

     The following table shows the classification of the above loans due after one year according to sensitivity to changes in interest rates:


                                                          (DOLLARS IN THOUSANDS)

Loans with predetermined interest rates .................        $235,114
Loans with floating or adjustable interest rates ........         350,059
                                                                 --------
    Total ...............................................        $585,173
                                                                 ========

Loans are evaluated on an individual basis to determine the appropriateness of renewing each loan. State Street does not have a general rollover policy. Unearned revenue included in loans was $4,112,000 and $4,423,000 at December 31, 1994 and 1993, respectively.

NON-ACCRUAL LOANS
     It is State Street's policy to place loans on a non-accrual basis when they become 60 days past due as to either principal or interest, or when in the opinion of management, full collection of principal or interest is unlikely. When the loan is placed on non-accrual, the accrual of interest is discontinued and previously recorded but unpaid interest is reversed and charged against current earnings. Past due loans are loans on which principal or interest payments are over 90 days delinquent, but where interest continues to be accrued.

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION

NON-ACCRUAL LOANS (CONTINUED)
     The following schedule  discloses  information  concerning  non-accrual and past due loans:

                                                                     DECEMBER 31
                                              ---------------------------------------------------------------
                                               1994          1993          1992          1991          1990
                                              -------       -------       -------       -------       -------
                                                                 (DOLLARS IN THOUSANDS)
Non-accrual:
  Domestic .............................      $23,043       $26,804       $39,954       $39,620       $54,273
  Foreign ..............................                                      323         1,337         2,206
                                              -------       -------       -------       -------       -------
    Total non-accrual ..................      $23,043       $26,804       $40,277       $40,957       $56,479
                                              =======       =======       =======       =======       =======
Past due:
  Domestic .............................      $    41       $    86       $   288       $    44       $ 2,590
  Foreign ..............................                                       65           507            88
                                              -------       -------       -------       -------       -------
    Total past due .....................      $    41       $    86       $   353       $   551       $ 2,678
                                              =======       =======       =======       =======       =======

     The  interest  revenue  for 1994 which would have been  recorded  related to these  non-accrual  loans is
$2,245,000 for domestic loans. The interest revenue that was recorded on these non-accrual loans was $834,000, all of which relates to domestic loans.

     A loan totaling  $2,703,000 was  restructured in 1994, is performing in accordance with its new terms and is accruing at a market rate.

     ALLOWANCE FOR LOAN LOSSES The changes in the  allowance for loan losses for the years ended  December 31, were as follows:

                                               1994          1993          1992          1991          1990
                                              -------       -------       -------       -------       -------
                                                                 (DOLLARS IN THOUSANDS)
Balance at beginning of year:
  Domestic .............................      $50,968       $56,987       $64,323       $49,007       $48,958
  Foreign ..............................        3,348           944         1,565         1,968         1,347
                                              -------       -------       -------       -------       -------
    Total allowance for loan losses ....       54,316        57,931        65,888        50,975        50,305
                                              -------       -------       -------       -------       -------
Provision (credit) for loan losses:
  Domestic .............................        9,485        10,247        11,734        59,989        43,746
  Foreign ..............................        2,084         1,073           467            23         1,915
                                              -------       -------       -------       -------       -------
    Total provision for loan losses ....       11,569        11,320        12,201        60,012        45,661
                                              -------       -------       -------       -------       -------
Loan charge-offs:
  Commercial and financial .............       10,189        15,241         9,794        33,687        12,266
  Real estate construction .............                         20         4,753         6,315         6,680
  Real estate mortgage .................                      1,607         5,800         4,625         2,599
  Consumer .............................          288         1,416         1,811         2,273        25,197
  Foreign ..............................                        261         1,356           870         1,337
                                              -------       -------       -------       -------       -------
    Total loan charge-offs .............       10,477        18,545        23,514        47,770        48,079
                                              -------       -------       -------       -------       -------
Recoveries:
  Commercial and financial .............        1,818         1,178         1,414         1,494           256
  Real estate construction .............           90            73           259                           4
  Real estate mortgage .................          125           206           488            52
  Consumer .............................          415           561           927           681         2,785
  Foreign ..............................          328           187           268           444            43
                                              -------       -------       -------       -------       -------
    Total recoveries ...................        2,776         2,205         3,356         2,671         3,088
                                              -------       -------       -------       -------       -------
    Net loan charge-offs ...............        7,701        16,340        20,158        45,099        44,991
                                              -------       -------       -------       -------       -------
Allowance of foreign subsidiary purchased 1,405 Balance at end of year:
  Domestic .............................       52,424        50,968        56,987        64,323        49,007
  Foreign ..............................        5,760         3,348           944         1,565         1,968
                                              -------       -------       -------       -------       -------
    Total allowance for loan losses ....      $58,184       $54,316       $57,931       $65,888       $50,975
                                              =======       =======       =======       =======       =======
Ratio of net charge-offs to average
loans outstanding ......................         .23%          .63%          .97%         2.14%         1.72%
                                              =======       =======       =======       =======       =======

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES GUIDE ACT 3

                        STATE STREET BOSTON CORPORATION


     ALLOWANCE FOR LOAN LOSSES (CONTINUED)
     State Street establishes an allowance for loan losses to absorb probable credit losses. Management's review of the adequacy of the allowance for loan losses is ongoing throughout the year and is based, among other factors, on the evaluation of the level of risk in the portfolio, the volume of adversely classified loans, previous loss experience, current trends, and expected economic conditions and its effect on borrowers.

     While the allowance is established to absorb probable losses inherent in the total loan portfolio, management allocates the allowance for loan losses to specific loans, selected portfolio segments and certain off-balance sheet exposures and commitments. Adversely classified loans in excess of $1 million are individually reviewed to evaluate risk of loss and assigned a specific allocation of the allowance. The allocations are based on an assessment of potential risk of loss and include evaluations of the borrowers' financial strength, cash flows, collateral, appraisals and guarantees. The allocations to portfolio segments and off-balance sheet exposures are based on management's evaluation of relevant factors, including the current level of problem loans and current economic trends. These allocations are also based on subjective estimates and management judgment, and are subject to change from quarter-to-quarter. In addition, a portion of the allowance remains unallocated as a general reserve for the entire loan portfolio.

     The provision for loan losses is a charge to earnings for the current period which is required to maintain the total allowance at a level considered adequate in relation to the level of risk in the loan portfolio. The provision for loan losses was $11.6 million for 1994, which compares to $11.3 million in 1993.

     At December 31, 1994, the allowance for loan losses was $58.2 million, or 1.80% of loans. This compares to an allowance of $54.3 million or 2.03% of loans a year ago. This decline reflects improvement in measures of credit quality and improvement in the outlook for general economic conditions and its effect on borrowers. The decline in the allowance for loan losses as a percentage of loan volume is also attributable to the growth in loan exposures to financial asset services customers and securities brokers in conjunction with their trading and settlement activity. These loan exposures are generally short-term, usually overnight, and are structured to have relatively low credit exposure.

CREDIT QUALITY
     At December 31, 1994, loans comprised 15% of State Street's assets, compared to over 55% for other banking companies of comparable size. State Street's loan policies limit the size of individual loan exposures to reduce risk through diversification.

     In 1994, net charge-offs declined from $16.3 million to $7.7 million. Net charge-offs as a percentage of average loans were .23% compared to .63% for 1993.

     At December 31, 1994, total non-performing assets were $27.4 million, a $10.5 million decrease from year-end 1993. For 1994 and 1993, respectively, non-performing assets include $23.0 million and $26.8 million of non-accrual loans and $4.4 million and $11.1 million of other real estate owned. In 1994, loans placed on non-accrual status were more than offset by charge-offs, payments, and the return to accrual status of several loans. The decline in other real estate owned resulted from property sales.

     In 1994, measures of credit quality improved, as discussed above, as did the general economic outlook. The economy in the Northeast began to expand modestly after several years of decline. We expect these levels of credit quality to continue in in 1995. It is anticipated that charge-off's in 1995 will approximate the 1994 level and will be primarily in the commercial and financial category.

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION

     CROSS-BORDER OUTSTANDINGS
     Countries with which State Street has cross-border outstandings (primarily deposits and letters of credit to banks and other financial institutions) of at least 1% of its total assets at December 31, 1994, 1993 and 1992, were as follows:

                                            1994         1993         1992
                                         -----------  -----------  -----------
                                                (DOLLARS IN THOUSANDS)
Japan .................................   $1,708,021   $1,688,130   $1,630,148
United Kingdom ........................      543,055      613,515      524,352
France ................................      461,919      519,565      444,637
Australia .............................      648,697      498,671      174,652
Italy .................................      527,682      367,931      420,535
Germany ...............................      438,624      339,477      371,657
Canada ................................      265,322      289,152      220,217
Netherlands ...........................      101,797      224,622
Hong Kong .............................                   206,443
Switzerland ...........................                                175,052
                                          ----------   ----------   ----------
    Total outstandings ................   $4,695,117   $4,747,506   $3,961,250
                                          ==========   ==========   ==========

     Aggregate of cross-border outstandings in countries having between .75% and 1% of total assets at December 31, 1994 was $176,988,000 (Switzerland); December 31, 1993 was $171,688,000 (Belgium); and at December 31, 1992 was $139,333,000
(Austria). At December 31, 1994 there was $2,308,000 of cross-border risk with Mexico.

DEPOSITS
     The average balance and rates paid on interest-bearing deposits for the years ended December 31, were as follows:

                                  1994                   1993                   1992
                         ----------------------  ---------------------  ---------------------
                           AVERAGE     AVERAGE     AVERAGE    AVERAGE     AVERAGE    AVERAGE
                           BALANCE       RATE      BALANCE      RATE      BALANCE      RATE
                         ------------  --------  -----------  --------  -----------  --------
                                                (DOLLARS IN THOUSANDS)
Domestic:
  Noninterest-bearing
   deposits...........   $4,639,336              $4,025,974              $3,273,782
  Savings deposits....    1,991,910      2.85%    2,253,434     2.45%     2,322,997     3.28%
  Time deposits.......      172,411      4.52       234,250     5.24        293,967     4.42
                         ----------              ----------              ----------
    Total domestic....   $6,803,657              $6,513,658              $5,890,746
                         ==========              ==========              ==========
Foreign:
  Noninterest-bearing
   deposits..........    $   61,552              $   33,037              $   31,424
  Interest-bearing...     7,392,454     2.93%     4,953,696     2.95%     3,954,528     4.42%
                         ----------              ----------              ----------
    Total foreign....    $7,454,006              $4,986,733              $3,985,952
                         ==========              ==========              ==========

    Maturities of domestic certificates of deposit of $100,000 or more at December 31, 1994, were as follows:

                                                         (DOLLARS IN THOUSANDS)

  3 months or less .....................................        $446,264
  3 to 6 months ........................................          17,304
  6 to 12 months .......................................           3,452
  Over 12 months .......................................          20,071
                                                                  ------
      Total ............................................        $487,091
                                                                 =======
                                       32

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION

     At December 31, 1994, substantially all foreign time deposit liabilities were in amounts of $100,000 or more. Included in noninterest-bearing deposits were foreign deposits of $44,816,000, $28,519,000 and $41,492,000 at December 31, 1994, 1993 and 1992.


SHORT-TERM BORROWINGS
     The following table reflects the amounts outstanding and weighted average interest rates of the primary components of short-term borrowings as of and for the years ended:

                                                                          FEDERAL            SECURITIES SOLD
                                                                           FUNDS            UNDER REPURCHASE
                                                                         PURCHASED             AGREEMENTS
                                                                         ---------          ----------------
                                                                              (DOLLARS IN THOUSANDS)

Balance as of December 31:
    1994 .........................................................      $  113,143             $4,798,261
    1993 .........................................................         269,083              3,012,498
    1992 .........................................................         623,670              2,808,811
Maximum outstanding at any month end:
    1994 .........................................................      $  745,443             $6,684,105
    1993 .........................................................       1,081,811              5,352,620
    1992 .........................................................       1,522,522              4,372,911
Average outstanding during the year:
    1994 .........................................................      $  410,784             $4,957,940
    1993 .........................................................         741,082              4,180,945
    1992 .........................................................         919,128              3,346,518
Weighted average interest rate at year end:
    1994 .........................................................             5.3%                   4.9%
    1993 .........................................................             2.7                    2.7
    1992 .........................................................             2.3                    2.8
Weighted average interest rate during the year:
    1994 .........................................................             3.9%                   4.1%
    1993 .........................................................             2.8                    2.9
    1992 .........................................................             3.4                    3.4

COMPETITION
     State Street operates in a highly competitive environment in all areas of its business on a world wide basis, including servicing financial assets, investment management and commercial lending. In addition to facing strong competition from other deposit taking institutions, State Street faces strong competition from investment management firms, private trustees, insurance companies, mutual funds, broker/dealers, investment banking firms, law firms, benefit consultants, and business service companies. As State Street expands globally, additional sources of competition are encountered.

EMPLOYEES
     At December 31, 1994, State Street had 11,528 employees, of whom 11,158 were full-time.

REGULATION AND SUPERVISION
     State Street is registered with the Board of Governors of the Federal Reserve System (the "Board") as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"). The Act, with certain exceptions, limits the activities that may be engaged in by State Street and its non-bank subsidiaries to those which are deemed by the Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determination, the Board must consider whether the performance of any such activity by a subsidiary of State Street can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Board is authorized to differentiate between activities commenced de novo and those commenced by the acquisition in whole or in part of a going concern. The Board may order a bank holding company to terminate any activity or its ownership or control of a nonbank subsidiary if the Board finds that such activity or ownership or control constitutes a serious risk to the financial safety, soundness or stability of a subsidiary bank and is inconsistent with sound banking principles or statutory purposes. In the opinion of management, all of State Street's present subsidiaries are within the statutory standard or are otherwise permissible.

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION

     The Act also requires a bank holding company to obtain prior approval of the Board before it may acquire substantially all the assets of any bank or ownership or control of more than 5% of the voting shares of any bank. Until September 29, 1995, the Act prohibits a bank holding company from acquiring shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted unless such an acquisition is specifically authorized by statute of the other state. On September 29, 1994, President Clinton signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). The Interstate Act generally authorizes bank holding companies to acquire banks located in any state commencing on September 29, 1995. In addition, it generally authorizes national and state chartered banks to merge across state lines (and thereby create interstate branches) commencing June 1, 1997. Under the provisions of the Interstate Act, states are permitted to "opt out" of this latter interstate branching authority by taking action prior to the commencement date. States may also "opt in" early (i.e., prior to June 1, 1997) to the interstate merger provisions. Further, the Interstate Act provides that states may act affirmatively to permit de novo branching by banking institutions across state lines.

     The Board has established risk-based capital guidelines that require minimum ratios of capital to risk-weighted assets and certain off-balance sheet credit exposure. The Board also maintains a leverage ratio guideline that is a measure of capital to total average balance sheet assets. Information on State Street's capital appears in State Street's Exhibit 3 page 27.

     State Street and its non-bank subsidiaries are affiliates of State Street Bank under the federal banking laws, which impose certain restrictions on transfers of funds in the form of loans, extensions of credit, investments or asset purchases by State Street Bank to State Street and its non-bank subsidiaries. Transfers of this kind to State Street and its non-bank subsidiaries by State Street Bank are limited to 10% of State Street Bank's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. A bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or lease or sale of property or furnishing of services. Federal law also provides that certain transactions with affiliates must be on terms and under circumstances, including credit standards that are substantially the same, or at least as favorable to the institution as those prevailing at the time for comparable transactions involving other non-qualified companies or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, nonaffiliated companies. The Board has jurisdiction to regulate the terms of certain debt issues of bank holding companies.

     State Street, State Street Bank and their affiliates are also subject to restrictions with respect to issuing, floating and underwriting, or publicly selling or distributing, securities in the United States. State Street and its affiliates are able to underwrite and deal in specific categories of securities, including U.S. government and certain agency, state, and municipal securities.

     Board policy requires a bank holding company to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. Under this policy, State Street may be required to commit resources to its subsidiary banks in circumstances where it might not do so absent such policy. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.

     The primary banking agency responsible for regulating State Street and its subsidiaries, including State Street Bank, for both domestic and international operations is the Federal Reserve Bank of Boston. State Street is also subject to the Massachusetts bank holding company statute. The Massachusetts statute requires prior approval by the Massachusetts Board of Bank Incorporation for the acquisition by State Street of more than 5% of the voting shares of any additional bank and for other forms of bank acquisitions.

                                Item 7 Exhibit 3

                RESTATED BUSINESS AND SECURITIES ACT GUIDE ACT 3

                        STATE STREET BOSTON CORPORATION

     State Street's banking subsidiaries are subject to supervision and examination by various regulatory authorities. State Street Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC") and is subject to applicable federal and state banking laws and to supervision and examination by the Federal Reserve Bank of Boston, as well as by the Massachusetts Commissioner of Banks,the FDIC, and the regulatory authorities of those countries in which a branch of State Street Bank is located. Other subsidiary banks are subject to supervision and examination by the Office of the Comptroller of the Currency or by the appropriate state banking regulatory authorities of the states in which they are located. State Street's foreign banking subsidiaries are also subject to regulation by the regulatory authorities of the countries in which they are located. The capital of each of these banking subsidiaries is in excess of the minimum legal capital requirements as set by those authorities.

RECENT STATUTORY DEVELOPMENTS
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") broadened the enforcement powers of the federal banking agencies, including increased power to impose fines and penalties, over all financial institutions, including bank holding companies and commercial banks. As a result of FIRREA, State Street Bank and any or all of its subsidiaries can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (a) the default of State Street Bank or any other subsidiary bank or (b) any assistance provided by the FDIC to State Street Bank or any other subsidiary bank in danger of default.

    In 1990, Massachusetts adopted a law which permits Massachusetts banking institutions to acquire banking institutions located in other states based on a reciprocal basis. The Crime Control Act of 1990 further broadened the enforcement powers of the federal banking agencies in a significant number of areas.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") has as its primary objectives to recapitalize the Bank Insurance Fund and strengthen the regulation and supervision of financial institutions. During 1994, the federal banking agencies continued the process of promulgating regulations to implement the statute.

     The "Prompt Corrective Action" provisions of the FDICIA are for the stated purpose: "to resolve the problems of insured depository institutions at the least possible long-term loss to the deposit insurance fund." Each federal banking agency has implemented prompt corrective action regulations for the institutions that it regulates. The statute requires or permits the agencies to take certain supervisory actions when an insured depository institution falls within one of five specifically enumerated capital categories. It also restricts or prohibits certain activities and requires the submission of a capital restoration plan when an insured institution becomes undercapitalized. The implementing regulations establish the numerical limits for the capital categories and establish procedures for issuing and contesting prompt corrective action directives. The five tiers of capital measurement range from "well capitalized" to "critically undercapitalized". To be within the category "well capitalized", an insured depository institution must have a total risk- based capital ratio of 10.0 percent or greater, a Tier 1 risk-based capital ratio of
6.0 percent or greater, and a leverage ratio of 5.0 percent or greater, and the institution must not be subject to an order, written agreement, capital directive, or prompt corrective action directive to meet specific capital requirements. An insured institution is "adequately capitalized" if it has a total risk-based capital ratio of 8.0 percent or greater, a Tier 1 risk-based capital ratio of 4.0 percent or greater, and a leverage ratio of 4.0 percent or greater (or a leverage ratio of 3.0 percent or greater if the institution is rated composite 1 under the regulatory rating system). The final three capital categories are levels of undercapitalized, which trigger mandatory statutory provisions. While other factors in addition to capital ratios determine an institution's capital category, State Street Bank's capital ratios were within the "well-capitalized" category at December 31, 1994.

     The Federal Reserve Board adopted a final rule, as required by the FDICIA, prescribing standards that will limit the risks posed by an insured depository institution's exposure to any other depository institution. Banks are required

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION

to develop  written  policies and procedures to monitor credit exposure to other
banks,   and  to   limit  to  50%  and  25%  of  total   capital   exposure   to
"undercapitalized" banks in 1995 and 1996, respectively.

     As required by the FDICIA, the FDIC adopted a regulation that permits only well capitalized banks, and adequately capitalized banks that have received waivers from the FDIC, to accept, renew or rollover brokered deposits. Regulations have also been adopted by the FDIC to limit the activities conducted as a principal by, and the equity investments of, state-chartered banks to those permitted for national banks. Banks may apply to the FDIC for approval to continue to engage in excepted investments and activities.

     Other FDICIA regulations adopted require independent audits, an independent audit committee of the bank's board of directors, stricter truth- in-savings provisions, and standards for real estate lending. The FDICIA amended deposit insurance coverage and the FDIC has implemented a rule specifying the treatment of accounts to be insured up to $100,000.

     Under other provisions of FDICIA, the federal banking agencies have proposed safety and soundness standards for banks in a number of areas including: internal controls, internal audit systems, information systems, credit underwriting, interest rate risk, executive compensation and minimum earnings. The agencies have also proposed rules to revise risk-based capital standards to take account of interest rate risk, as required by FDICIA.

     FDICIA and related regulations may result in higher costs for the banking industry in terms of costs of compliance and recordkeeping.

     Legislation enacted as part of the Omnibus Budget Reconciliation Act of 1993 provides that deposits in U.S. offices and certain claims for administrative expenses and employee compensation against a U.S. insured depository institution which has failed will be afforded a priority over other general unsecured claims, including deposits in non-U.S. offices and claims under non-depository contracts in all offices, against such an institution in the "liquidation of other resolution" of such and institution by any receiver. Accordingly, such priority creditors (including FDIC, as the subrogee of insured depositors) of State Street Bank will be entitled to priority over unsecured creditors in the event of a "liquidation or other resolution" of such institution.

DIVIDENDS
     As a bank holding company, State Street is a legal entity separate and distinct from State Street Bank and its other non-bank subsidiaries. State Street's principal source of cash revenues is dividends from State Street Bank and its other non-bank subsidiaries. The right of State Street to participate as a stockholder in any distribution of assets of a subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims by creditors of the subsidiary, including obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. Payment of dividends by State Street Bank is subject to provisions of the Massachusetts banking law which provides that dividends may be paid out of net profits provided (i) capital stock and surplus remain unimpaired, (ii) dividend and retirement fund requirements of any preferred stock have been met, (iii) surplus equals or exceeds capital stock, and (iv) there are deducted from net profits any losses and bad debts, as defined, in excess of reserves specifically established therefor. Under the Federal Reserve Act, the approval of the Board of Governors of the Federal Reserve System would be required if dividends declared by the Bank in any year would exceed the total of its net profits for that year combined with retained net profits for the preceding two years, less any required transfers to surplus. Under applicable federal and state law restrictions, at December 31, 1994 State Street Bank could have declared and paid dividends of $426,554,000 without regulatory approval. Future dividend payments of the Bank and non-bank subsidiaries cannot be determined at this time.

                                Item 7 Exhibit 3

                  RESTATED BUSINESS AND SECURITIES ACT GUIDE 3

                        STATE STREET BOSTON CORPORATION


ECONOMIC CONDITIONS AND GOVERNMENT POLICIES
    Economic policies of the government and its agencies influence the operating environment of State Street. Monetary policy conducted by the Federal Reserve Board directly affects the level of interest rates and overall credit conditions of the economy. Policy instruments utilized by the Federal Reserve Board include open market operations in U.S. Government securities, changes in reserve requirements for depository institutions, and changes in the discount rate and availability of borrowing from the Federal Reserve.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


As described in the accompanying notes to the financial statements, information provided in this exhibit has been restated to reflect the acquisition of Investors Fiduciary Trust Company and the accounting for this transaction as a pooling of interests.

                   RESTATED CONSOLIDATED STATEMENT OF INCOME

- - -----------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)          1994         1993        1992
- - -----------------------------------------------------------------------------------------
INTEREST REVENUE
Deposits with banks . . . . . . . . . . . . . . .  $  209,280   $  201,455   $  257,615
Investment securities:
  U.S. Treasury and Federal agencies  . . . . . .     184,253      124,699      120,766
  State and political subdivisions
   (exempt from Federal tax)  . . . . . . . . . .      41,521       26,727       21,623
  Other investments . . . . . . . . . . . . . . .     137,876      116,238      113,851
Loans . . . . . . . . . . . . . . . . . . . . . .     183,333      127,651      116,516
Securities purchased under resale agreements,
 securities borrowed and Federal funds sold . . .     156,003      118,518      115,567
Trading account assets  . . . . . . . . . . . . .      23,978       14,340        9,444
                                                    ---------    ---------    ---------
  Total interest revenue  . . . . . . . . . . . .     936,244      729,628      755,382

INTEREST EXPENSE
Deposits  . . . . . . . . . . . . . . . . . . . .     280,687      213,890      263,927
Other borrowings  . . . . . . . . . . . . . . . .     254,780      170,176      172,397
Long-term debt  . . . . . . . . . . . . . . . . .       8,625       10,022       13,324
                                                    ---------    ---------    ---------
  Total interest expense  . . . . . . . . . . . .     544,092      394,088      449,648
                                                    ---------    ---------    ---------
  Net interest revenue  . . . . . . . . . . . . .     392,152      335,540      305,734
Provision for loan losses - Note D  . . . . . . .      11,569       11,320       12,201
                                                    ---------    ---------    ---------
  Net interest revenue after provision
   for loan losses  . . . . . . . . . . . . . . .     380,583      324,220      293,533

FEE REVENUE
Fiduciary compensation  . . . . . . . . . . . . .     749,802      656,956      579,245
Other - Note K  . . . . . . . . . . . . . . . . .     267,527      208,616      164,291
                                                    ---------    ---------    ---------
  Total fee revenue . . . . . . . . . . . . . . .   1,017,329      865,572      743,536

  REVENUE BEFORE OPERATING EXPENSES . . . . . . .   1,397,912    1,189,792    1,037,069

OPERATING EXPENSES
Salaries and employee benefits - Note N . . . . .     587,652      492,365      422,201
Occupancy, net  . . . . . . . . . . . . . . . . .      72,908       61,676       54,393
Equipment . . . . . . . . . . . . . . . . . . . .     111,759      100,295       66,965
Other - Note L  . . . . . . . . . . . . . . . . .     285,459      244,365      222,689
                                                    ---------    ---------    ---------
  Total operating expenses  . . . . . . . . . . .   1,057,778      898,701      766,248
                                                    ---------    ---------    ---------
  Income before income taxes  . . . . . . . . . .     340,134      291,091      270,821
Income taxes - Note O . . . . . . . . . . . . . .     119,791      101,705      100,708

  NET INCOME  . . . . . . . . . . . . . . . . . .  $  220,343   $  189,386   $  170,113
                                                    =========    =========    =========

EARNINGS PER SHARE
  Primary . . . . . . . . . . . . . . . . . . . .       $2.66        $2.30        $2.07
  Fully diluted . . . . . . . . . . . . . . . . .        2.64         2.28         2.04

AVERAGE SHARES OUTSTANDING (in thousands)
  Primary . . . . . . . . . . . . . . . . . . . .      82,823       82,165       82,207
  Fully diluted . . . . . . . . . . . . . . . . .      83,454       83,149       83,670

The accompanying notes are an integral part of these financial statements.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


                  RESTATED CONSOLIDATED STATEMENT OF CONDITION

- - ---------------------------------------------------------------------------------------
(Dollars in thousands) December 31,                            1994              1993
- - ---------------------------------------------------------------------------------------
ASSETS
Cash and due from banks - Note Q . . . . . . . .           $ 1,097,563      $ 1,543,003
Interest-bearing deposits with banks . . . . . .             4,847,069        5,148,249
Securities purchased under resale
  agreements and securities borrowed - Note F. .             1,886,759        2,267,546
Federal funds sold . . . . . . . . . . . . . . .               768,615          258,000
Trading account assets . . . . . . . . . . . . .               527,550          243,203
Investment securities - Notes C and F:
  Held to maturity . . . . . . . . . . . . . . .             5,187,270        4,484,104
  Available for sale . . . . . . . . . . . . . .             3,482,309        1,784,633
                                                           -----------      -----------
    Total investment securities  . . . . . . . .             8,669,579        6,268,737
Loans - Note D . . . . . . . . . . . . . . . . .             3,233,221        2,680,174
Allowance for loan losses  . . . . . . . . . . .               (58,184)         (54,316)
                                                           -----------      -----------
  Net loans  . . . . . . . . . . . . . . . . . .             3,175,037        2,625,858
Premises and equipment - Notes E and H . . . . .               476,319          446,506
Customers' acceptance liability  . . . . . . . .                55,358           65,643
Accrued income receivable  . . . . . . . . . . .               363,585          284,298
Other assets . . . . . . . . . . . . . . . . . .               679,509          393,630
                                                           -----------      -----------
  TOTAL ASSETS . . . . . . . . . . . . . . . . .           $22,546,943      $19,544,673
                                                           ===========      ===========
LIABILITIES
Deposits:
  Noninterest-bearing  . . . . . . . . . . . . .           $ 4,781,917      $ 5,985,055
  Interest-bearing:
    Domestic . . . . . . . . . . . . . . . . . .             1,895,209        2,277,253
    Foreign  . . . . . . . . . . . . . . . . . .             7,920,932        5,427,231
                                                           -----------      -----------
  Total deposits . . . . . . . . . . . . . . . .            14,598,058       13,689,539

Federal funds purchased  . . . . . . . . . . . .               113,143          269,083
Securities sold under repurchase
  agreements - Note F  . . . . . . . . . . . . .             4,798,261        3,012,498
Other short-term borrowings  . . . . . . . . . .               649,052          469,265
Notes payable - Note G                                                          149,990
Acceptances outstanding  . . . . . . . . . . . .                55,621           65,928
Accrued taxes and other expenses - Note O  . . .               418,840          390,271
Other liabilities  . . . . . . . . . . . . . . .               449,283          168,004
Long-term debt - Note H  . . . . . . . . . . . .               127,549          128,939
                                                           -----------      -----------
  TOTAL LIABILITIES  . . . . . . . . . . . . . .            21,209,807       18,343,517

Commitments and contingent liabilities - Notes P and R

STOCKHOLDERS' EQUITY - NOTES H, I, J, AND Q
Preferred stock, no par: authorized 3,500,000; issued none
Common stock, $1 par: authorized 112,000,000;
  issued 82,447,000 and 81,846,000 . . . . . . .                82,447           81,846
Surplus  . . . . . . . . . . . . . . . . . . . .                37,160           25,945
Retained earnings  . . . . . . . . . . . . . . .             1,273,369        1,093,365
Net unrealized loss on available-
  for-sale securities  . . . . . . . . . . . . .               (55,840)          --
                                                           -----------      -----------
  TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . .             1,337,136        1,201,156
                                                           -----------      -----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY . .           $22,546,943      $19,544,673
                                                           ===========      ===========

The accompanying notes are an integral part of these financial statements.

                                       39

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION

                 RESTATED CONSOLIDATED STATEMENT OF CASH FLOWS

STATE STREET BOSTON CORPORATION
(Dollars in thousands)                                 1994         1993        1992
OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . . .   $  220,343   $  189,386   $  170,113
Noncash charges for depreciation, amortization,
provision for loan losses and foreclosed
properties, and deferred income taxes. . . . . .      171,687      155,402      117,194
                                                   ----------   ----------   ----------
  Net income adjusted for noncash charges  . . .      392,030      344,788      287,307

Adjustments to reconcile to net cash provided (used) by operating activities:
  Securities (gains) losses, net . . . . . . . .       (1,345)    (15,746)     (17,045)
  Net change in:
   Trading account assets  . . . . . . . . . . .     (284,900)    (52,141)     106,478
   Accrued income receivable . . . . . . . . . .      (93,840)    (58,594)      (4,295)
   Accrued taxes and other expenses  . . . . . .       28,444      27,467        6,291
   Other, net  . . . . . . . . . . . . . . . . .       15,512     (62,193)     (16,032)
                                                   ----------   ----------   ----------
    NET CASH PROVIDED (USED) BY
    OPERATING ACTIVITIES . . . . . . . . . . . .       55,901     183,581      362,704

INVESTING ACTIVITIES Payments for purchases of:
  Held-to-maturity securities  . . . . . . . . .   (3,742,885)  (3,673,561)  (5,507,712)
  Available-for-sale securities  . . . . . . . .   (4,711,683)  (3,279,084)
  Lease financing assets . . . . . . . . . . . .     (643,525)    (426,313)    (194,897)
  Premises and equipment . . . . . . . . . . . .     (124,599)    (116,379)    (152,070)
Proceeds from:
  Maturities of held-to-maturity securities  . .    3,009,057    2,318,776    3,868,855
  Maturities of available-for-sale securities  .    1,408,809    1,991,086        --
  Sales of investment securities . . . . . . . .                                598,855
  Sales of available-for-sale securities . . . .    1,524,260    1,002,271
  Principal collected from lease financing . . .       41,261       45,536       48,440
Net (payments for) proceeds from:
  Interest-bearing deposits with banks . . . . .      301,180     (345,003)    (972,443)
  Federal funds sold, resale agreements
   and securities borrowed . . . . . . . . . . .     (129,788)     795,260      897,084
  Loans  . . . . . . . . . . . . . . . . . . . .     (435,355)    (617,280)     (84,044)
                                                   ----------   ----------   ----------

  NET CASH USED BY INVESTING ACTIVITIES    . .     (3,508,268)  (2,304,691)  (1,497,932)
                                                   ----------   ----------   ----------

FINANCING ACTIVITIES Proceeds from issuance of:
  Long-term debt . . . . . . . . . . . . . . . .                    99,025
  Notes payable  . . . . . . . . . . . . . . . .                                149,868
  Nonrecourse debt for lease financing . . . . .      513,585      347,042      146,424
  Common stock . . . . . . . . . . . . . . . . .        6,228        6,035        5,810
Payments for:
  Maturity of notes payable  . . . . . . . . . .     (150,000)        --       (100,000)
  Nonrecourse debt for lease financing . . . . .      (39,378)     (38,695)     (39,572)
  Long-term debt . . . . . . . . . . . . . . . .         (785)    (114,213)        (650)
  Cash dividends . . . . . . . . . . . . . . . .      (45,831)     (39,297)     (33,293)
Net proceeds from (payments for):
  Deposits . . . . . . . . . . . . . . . . . . .      908,520    2,059,735    2,385,454
  Short-term borrowings  . . . . . . . . . . . .    1,809,588       (3,217)  (1,097,755)
                                                   ----------   ----------   ----------

    NET CASH PROVIDED BY FINANCING ACTIVITIES. .    3,001,927    2,316,415    1,416,286
                                                   ----------   ----------   ----------
      NET INCREASE (DECREASE)  . . . . . . . . .     (445,400)     195,305      281,058
Cash and due from banks at beginning of period .    1,543,003    1,347,698    1,066,640
                                                   ----------   ----------   ----------

    CASH AND DUE FROM BANKS AT END OF PERIOD . .   $1,097,563   $1,543,003   $1,347,698
                                                   ==========   ==========   ==========
SUPPLEMENTAL DISCLOSURE
  Interest paid  . . . . . . . . . . . . . . . .   $  545,304   $  394,696   $  459,472
  Income taxes paid  . . . . . . . . . . . . . .   $   70,479   $   57,977   $   69,245

The accompanying notes are an integral part of these financial statements.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


       RESTATED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


- - ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    NET UNREALIZED
                                                                                                       LOSS ON
                                                               COMMON                   RETAINED    AVAILABLE-FOR-
(Dollars in thousands)                                          STOCK      SURPLUS      EARNINGS    SALE SECURITIES         TOTAL
- - ----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991 . . . . . . . . . . . . . .      $43,192    $40,259     $ 809,773       $    -           $  893,224
  Net income . . . . . . . . . . . . . . . . . . . . .                                 170,113                           170,113
  Cash dividends declared - $.445 per share  . . . . .                                 (33,293)                          (33,293)
  Stock dividend, two-for-one split  . . . . . . . . .        37,318     (37,318)
  Issuance of common stock -  523,346 net shares . . .           523      11,452                                          11,975
  Foreign currency translation . . . . . . . . . . . .                                  (2,559)                           (2,559)
  Other                                                                      300                                             300
                                                              -----       ------      --------                          --------

BALANCE AT DECEMBER 31, 1992 . . . . . . . . . . . . .        81,033      14,693       944,034            -            1,039,760
  Net income . . . . . . . . . . . . . . . . . . . . .                                 189,386                           189,386
  Cash dividends declared - $.52 per share                                             (39,297)                          (39,297)
  Issuance of common stock - 812,902 net shares  . . .           813      11,252                                          12,065
  Foreign currency translation . . . . . . . . . . . .                                    (758)                             (758)
                                                             -------     -------    ----------       ---------        ----------

BALANCE AT DECEMBER 31, 1993 . . . . . . . . . . . . .        81,846      25,945     1,093,365            -            1,201,156
  Net income . . . . . . . . . . . . . . . . . . . . .                                 220,343                           220,343
  Cash dividends declared - $.60 per share . . . . . .                                 (45,831)                          (45,831)
  Issuance of common stock - 601,215 net shares  . . .           601      11,215                                          11,816
  Foreign currency translation . . . . . . . . . . . .                                   5,492                             5,492
  Net unrealized loss on available-for-sale
    securities . . . . . . . . . . . . . . . . . . . .                                               (55,840)            (55,840)
                                                             -------     -------    ----------      ---------          ---------
BALANCE AT DECEMBER 31, 1994  . . . . . . . . . . . . .      $82,447     $37,160    $1,273,369      $(55,840)          $1,337,136
                                                             =======     =======    ==========      =========          ==========

The accompanying notes are an integral part of these financial statements.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


NOTES TO FINANCIAL STATEMENTS

NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of State Street Boston Corporation ("State Street") and its subsidiaries conform to generally accepted accounting principles. The significant policies are summarized below.

     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of State Street Boston Corporation and its subsidiaries, including its principal subsidiary, State Street Bank and Trust Company ("State Street Bank"). All significant intercompany balances and transactions have been eliminated upon consolidation. The results of operations of businesses purchased are included from the date of acquisition. Investments in 50%-owned affiliates are accounted for by the equity method. Certain previously reported amounts have been reclassified to conform to the current method of presentation. Where appropriate, number of shares and per share amounts have been restated to reflect a stock split in 1992 (see Note I). For the Consolidated Statement of Cash Flows, State Street has defined cash equivalents as those amounts included in the Consolidated Statement of Condition caption, "Cash and due from banks."

On January 31, 1995,  State Street  acquired  Investors  Fiduciary Trust Company
(ITFC) in a transaction accounted for as a pooling of interests. Accordingly, the financial information for prior periods has been restated to present the combined financial condition and results of operations of both companies as if the acquisition had taken place for all periods presented. See Note B - Acquisition of Investors Fiduciary Trust Company.

     RESALE AND REPURCHASE AGREEMENTS; SECURITIES BORROWED: State Street enters into purchases of U.S. Treasury and Federal agency securities ("U.S. Government securities") under agreements to resell the securities, which are recorded as securities purchased under resale agreements in the Consolidated Statement of Condition. These securities can be used as collateral for repurchase agreements. It is State Street's policy to take possession or control of the security underlying the resale agreement. The securities are revalued daily to determine if additional collat eral is necessary. State Street enters into sales of U.S. Government securities under repurchase agreements, which are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. Government securities underlying the repurchase agreements remains in investment securities. Securities borrowed are recorded at the amount of cash collateral deposited with the lender. State Street monitors daily its market exposure with respect to securities borrowed transactions and requests that excess collateral be returned or that additional securities be provided.

     SECURITIES: Debt securities are held in both the investment and trading account portfolios. On January 1, 1994, State Street adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that debt and equity securities for which State Street does not have the positive intent or ability to hold to maturity and that are not considered to be part of trading-related activities be classified as available-for-sale securities and reported at fair value, with unrealized gains and losses net of taxes reported in a separate component of stockholders' equity. In 1993, available-for-sale securities were carried at the lower of amortized cost or market. Adoption of SFAS No. 115 resulted in an increase of $7 million to stockholders' equity in January 1994.

     Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of available-for-sale securities are computed based on identified costs and included in fee revenue. Trading account assets are held in anticipation of short-term market movements and for resale to customers. Trading account assets are carried at market value, and the resulting adjustment is reflected in fee revenue.

     LOANS AND LEASE FINANCING: Loans are placed on a non-accrual basis when they become 60 days past due as to either principal or interest, or when in the opinion of management, full collection of principal or interest is unlikely.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


     NOTES TO FINANCIAL STATEMENTS (Continued)

when the loan is placed on non-accrual, the accrual of interest is discontinued, and previously recorded but unpaid interest is reversed and charged against current earnings.


     Subsidiaries of State Street provide asset-based financing to customers through a variety of lease arrangements. Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis calculated to achieve a constant rate of return on the outstanding investment in the leases, net of related deferred tax liabilities, in the years in which the net investment is positive. Gains and losses on residual values of leased equipment sold are included in fee revenue.

     ALLOWANCE FOR LOAN LOSSES: The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, and the performance of individual credits in relation to contract terms. The provision for loan losses charged to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses.

     In 1993, Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," was issued. This statement addresses how creditors should establish allowances for credit losses on individual loans determined to be impaired. State Street will adopt this new statement in 1995, and it is not expected to have a material impact.

     PREMISES AND EQUIPMENT: Premises, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization charged to operating expenses are computed using the straight-line method over the estimated useful life of the related asset or the remaining term of the lease.

     OTHER REAL ESTATE OWNED: Properties acquired in satisfaction of debt are carried at the lower of cost or fair market value and included in other assets. Reductions in carrying value are recognized through charges to other operating expenses. The costs of maintaining and operating foreclosed properties are expensed as incurred.

     REVALUATION GAINS AND LOSSES ON FINANCIAL CONTRACTS: Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," was adopted by State Street during the first quarter of 1994. The interpretation requires that the gross amount of unrealized gains and losses on foreign exchange and interest rate contracts be reported separately as an asset and a liability on the statement of condition. Prior to adoption, these amounts were reported as a net asset or liability. The netting of unrealized gains and losses with the same counterparty is permitted when a master netting agreement has been executed. At December 31, 1994, other assets and other liabilities have been increased $288 million as a result of adoption.

     FOREIGN CURRENCY TRANSLATION: The assets and liabilities of foreign operations are translated at month-end exchange rates, and revenue and expenses are translated at average monthly exchange rates. Gains or losses from the translation of the net assets of certain foreign subsidiaries, net of any foreign currency hedges and related taxes, are credited or charged to retained earnings. Gains or losses from other translations are included in fee revenue.

     INTEREST-RATE AND FOREIGN EXCHANGE CONTRACTS: State Street uses interest-rate contracts as part of its overall interest-rate risk management. Gains and losses on interest-rate futures and option contracts that are designated as hedges and effective as such are deferred and amortized over the remaining life of the hedged assets or liabilities as an adjustment to interest revenue or interest expense. Interest-rate swap contracts that are entered into as part of interest-rate management are accounted for using the accrual method as an adjustment to interest revenue or interest expense. Interest-rate contracts related to trading activities are adjusted to market value with the resulting gains or losses included in fee revenue.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


NOTES TO FINANCIAL STATEMENTS (Continued)

     Foreign exchange trading positions are valued daily at prevailing exchange rates, and the resulting gain or loss is included in fee revenue.

     INCOME TAXES: The provision for income taxes includes deferred income taxes arising as a result of reporting some items of revenue and expense in different years for tax and financial reporting purposes. In 1993, State Street adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which prescribes the liability method of accounting for income taxes.
Prior years, which were accounted for under the deferral method, were not restated, and the impact of the adoption in 1993 was not material.

     EARNINGS PER SHARE: The computation of primary earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each period. Stock option grants are included only in periods when the results are dilutive. The computation of fully diluted earnings per share additionally includes the assumption that the convertible debt had been converted as of the beginning of each period, with the elimination of related interest expense less the income tax benefit.

NOTE B-ACQUISITION OF INVESTORS FIDUCIARY TRUST COMPANY

     On January 31, 1995, State Street acquired IFTC in a transaction accounted for as a pooling of interests. IFTC was acquired for 5,972,222 shares of State Street common stock.

NOTE C-INVESTMENT SECURITIES

     State Street adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Under SFAS No. 115, debt securities for which State Street has the intent and ability to hold to maturity may be classified as held-to-maturity securities and reported at amortized cost. Securities that are not classified as held to maturity are to be classified as available-for-sale securities and reported at fair value. The excess of fair value over the amortized cost of available-for-sale securities at date of adoption was $9,112,000.

     Investment securities consisted of the following at December 31:

- - ------------------------------------------------------------------------------------------------------------------------------
                                                        1994                                            1993
                                       AMORTIZED      UNREALIZED           FAIR      Amortized       Unrealized        Fair
(Dollars in thousands)                   COST       GAINS    LOSSES       VALUE         Cost       Gains   Losses      Value
- - ------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY (at amortized cost)
U.S. Treasury and
  Federal agencies ................   $1,668,987   $  590   $ 35,836   $1,633,741   $1,272,370   $11,522   $1,673   $1,282,219
State and political
  subdivisions ....................    1,130,197      317     19,210    1,111,304    1,083,879     7,006      494    1,090,391
Asset-backed
  securities ......................    2,346,931    1,104     75,823    2,272,212    2,028,099     9,800    4,345    2,033,554
Other investments .................       41,155       84        155       41,084       99,756     1,398       70      101,084
                                      ----------   ------   --------   ----------   ----------   -------   ------   ----------
  Total ...........................   $5,187,270   $2,095   $131,024   $5,058,341   $4,484,104   $29,726   $6,582   $4,507,248
                                      ==========   ======   ========   ==========   ==========   =======   ======   ==========
AVAILABLE FOR SALE (at fair value*)
U.S. Treasuries ...................   $3,410,711  $  496    $ 91,790   $3,319,417   $1,310,125   $12,628   $4,873   $1,317,880
Other investments .................      170,823   4,780      12,711      162,892      474,508     9,715      721      483,502
                                      ----------   ------   --------   ----------   ----------   -------   ------   ----------
  Total ...........................   $3,581,534  $5,276    $104,501   $3,482,309   $1,784,633   $22,343   $5,594   $1,801,382
                                      ==========   ======   ========   ==========   ==========   =======   ======   ==========
*In 1993, at lower of cost or market.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


NOTES TO FINANCIAL STATEMENTS (Continued)

     The amortized cost and fair value of debt securities by maturity at December 31, 1994, were as follows:

- - --------------------------------------------------------------------------------
                              WITHIN     AFTER ONE     AFTER FIVE        AFTER
                             ONE YEAR    BUT WITHIN    BUT WITHIN         TEN
(Dollars in thousands)       OR LESS     FIVE YEARS    TEN YEARS         YEARS
- - --------------------------------------------------------------------------------
HELD TO MATURITY
Amortized cost . . . . .    $2,615,683   $2,097,020     $333,115        $141,452
Fair value . . . . . . .     2,559,683    2,038,539      321,963         138,156

AVAILABLE FOR SALE
Amortized cost . . . . .       203,326    3,334,284        2,459             964
Fair value . . . . . . .       200,047    3,232,056        4,648             986

     The maturity of asset-backed securities is based upon the expected principal payments. Securities carried at $4,246,809,000 and $2,706,179,000 at December 31, 1994 and 1993, respectively, were designated as security for public and trust deposits, borrowed funds and for other purposes as provided by law.

     During 1994, gains of $5,481,000 and losses of $4,136,000 were realized on sales of available-for-sale securities of $1,524,260. During 1993, gains of $16,630,000 and losses of $884,000 were realized on sales of available-for-sale securities of $1,002,271,000. During 1992, gains of $18,973,000 and losses of $1,928,000 were realized on sales of investment securities of $598,855,000.

NOTE D-LOANS

     The loan portfolio consisted of the following at December 31:
- - --------------------------------------------------------------------------------
(Dollars in thousands)                                  1994            1993
- - --------------------------------------------------------------------------------
Commercial and financial . . . . . . . . . .         $2,070,146     $1,889,143
Real estate  . . . . . . . . . . . . . . . .            100,549         94,073
Consumer . . . . . . . . . . . . . . . . . .             41,323         46,315
Foreign  . . . . . . . . . . . . . . . . . .            569,508        325,142
Lease financing  . . . . . . . . . . . . . .            451,695        325,501
                                                     ----------     ----------
  Total loans  . . . . . . . . . . . . . . .         $3,233,221     $2,680,174
                                                     ==========     ==========

Non-accrual loans  . . . . . . . . . . . . .            $23,043        $26,804
  Interest revenue under original terms  . .              2,245          2,796
  Interest revenue recognized  . . . . . . .                834            812

     Changes in the  allowance  for loan losses for the years ended  December 31 were as follows:
- - --------------------------------------------------------------------------------
(Dollars in thousands)                        1994        1993         1992
- - --------------------------------------------------------------------------------
Balance at beginning of year . . . . . .     $54,316    $57,931      $65,888
Provision for loan losses  . . . . . . .      11,569     11,320       12,201
Loan charge-offs . . . . . . . . . . . .     (10,477)   (18,545)     (23,514)
Recoveries . . . . . . . . . . . . . . .       2,776      2,205        3,356
Allowance of subsidiary purchased                         1,405
                                             -------    -------      -------
  Balance at end of year . . . . . . . .     $58,184    $54,316      $57,931
                                             =======    =======      =======

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION

     A loan totaling $2,703,000 was restructured in 1994, is performing in accordance with its new terms and is accruing at a market rate. During 1994 and 1993, loans totaling $191,000 and $1,387,000 were transferred to other real estate owned.

NOTE E-PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31:
- - --------------------------------------------------------------------------------
(Dollars in thousands)                                   1994          1993
- - --------------------------------------------------------------------------------
Buildings and land  . . . . . . . . . . . . .          $268,162      $248,584
Leasehold  improvements . . . . . . . . . . .           120,308        99,919
Equipment and furniture . . . . . . . . . . .           450,356       401,079
                                                       --------      --------
                                                        838,826       749,582
Accumulated depreciation and amortization . .          (362,507)     (303,076)
                                                       --------      --------
  Total premises and equipment, net . . . . .          $476,319      $446,506
                                                       ========      ========

     State Street has entered into noncancelable operating leases for premises and equipment. At December 31, 1994, future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more totaled $536,603,000. This consisted of $37,559,000, $40,629,000, $38,545,000,
$32,884,000  and  $30,275,000  for the  years  1995 to 1999,  respectively,  and
$356,711,000 thereafter. The minimum rental commitments have been reduced by sublease rental commitments of $767,000. Substantially all leases include renewal options.

     Total rental expense  amounted to $35,023,000,  $26,673,000 and $24,278,000 in 1994, 1993 and 1992, respectively. Rental expense has been reduced by sublease revenue of $1,083,000, $2,149,000 and $3,515,000 in 1994, 1993 and
1992, respectively.

NOTE F-INVESTMENT SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

     State Street enters into sales of U.S. Treasury and federal agency securities ("U.S. Government securities") under repurchase agreements that are treated as financings, and the obligations to repurchase such securities sold are reflected as a liability in the Consolidated Statement of Condition. The dollar amount of U.S. Government securities underlying the repurchase agreements remains in investment securities.

     Information on these U.S. Government securities, and the related repurchase agreements including accrued interest, is shown in the table below. This table excludes repurchase agreements that are secured by securities purchased under resale agreements and securities borrowed.

     Information at December 31, 1994 was as follows:
- - --------------------------------------------------------------------------------
                                         U.S. GOVERNMENT           REPURCHASE
                                         SECURITIES SOLD           AGREEMENTS
                                         BOOK                    BOOK
(Dollars in thousands)                  AMOUNT     MARKET       AMOUNT     RATE
- - --------------------------------------------------------------------------------
Maturity of repurchase agreements:
Overnight . . . . . . . . . . . .    $2,526,248  $2,526,085   $2,489,352   5.10%
21 to 30 days . . . . . . . . . .       339,345     338,473      324,327   5.47
31 to 90 days . . . . . . . . . .       378,686     378,186      375,334   3.30
Over 90 days  . . . . . . . . . .           119         119          119   4.25
                                     ----------  ----------   ----------
Total . . . . . . . . . . . . . .    $3,244,398  $3,242,863   $3,189,132   4.93
                                     ==========  ==========   ==========

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


     NOTE G-NOTES PAYABLE

     State Street Bank issues Bank Notes from time to time, in an aggregate amount not to exceed $750,000,000 and with original maturities ranging from 14 days to five years.

     The Bank Notes, which are not subject to redemption, represent unsecured debt obligations of State Street Bank. The Bank Notes are neither obligations of or guaranteed by State Street and are recorded net of original issue discount. At December 31, 1994, there were no Bank Notes outstanding.

NOTE H-LONG-TERM DEBT

     Long-term debt, less unamortized original issue discount,  consisted of the following at December 31:
- - --------------------------------------------------------------------------------
(Dollars in thousands)                                    1994        1993
- - --------------------------------------------------------------------------------
5.95% Notes due 2003 . . . . . . . . . . . . . . . . .  $ 99,672    $ 99,634
7.75% Convertible subordinated debentures due 2008 . .     3,358       3,922
9.50% Mortgage note due 2009 . . . . . . . . . . . . .    24,519      25,304
Other  . . . . . . . . . . . . . . . . . . . . . . . .                    79
                                                        --------    --------
     Total long-term debt  . . . . . . . . . . . . . .  $127,549    $128,939
                                                        ========    ========
     The 5.95% notes are unsecured obligations of State Street.

     The 7.75% debentures are convertible to common stock at a price of $5.75 per share, subject to adjustment for certain events. The debentures are redeemable, at State Street's option, at a price of approximately 102.1%, declining annually to par by 1998. During 1994 and 1993, $563,000 and $2,422,000 of debentures were converted into 137,711 and 422,716 shares of common stock, respectively. At December 31, 1994, 584,000 shares of authorized common stock had been reserved for issuance upon conversion.

     The 9.50% mortgage note was fully collaterized by property at December 31, 1994. The aggregate maturities of this mortgage note for the years 1995 through 1999 are $863,000, $948,000, $1,042,000, $1,146,000 and $1,260,000,
respectively.

     In August 1993, a shelf registration statement became effective that allows State Street to issue up to $250 million of unsecured debt securities. In September 1993, State Street issued $100 million of 5.95% Notes due 2003,and the remaining balance of $150 million at December 31, 1994, is available for issuance.

NOTE I-STOCKHOLDERS' EQUITY

     In 1992, State Street distributed a two-for-one stock split in the form of a 100% stock dividend to stockholders. The par value of these additional shares was capitalized by a transfer from surplus to common stock.

     In 1993, the Board of Directors authorized the repurchase of up to two million shares of State Street's common stock. Shares purchased under the authorization, if any, would be used for employee benefit plans. No purchases were made through December 31, 1994.

     State Street has a long-term incentive plan from which stock options, stock appreciation rights (SARs) and performance units can be awarded. The exercise price of non-qualified and incentive stock options may not be less than fair value of such shares at date of grant and expire no longer than ten years from date of grant. Performance units have been granted to officers at the policy-making level. Performance units are earned over a performance period based on achievement of goals. Payment for performance units is made in cash equal to the fair market value of State Street's common stock after the conclusion of each performance period. Compensation expense related to performance units was $333,000, $2,126,000 and $8,124,000 for 1994, 1993 and
1992, respectively.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION



     Under the 1994 Stock Option and Performance Unit Plan, options and SARs covering 3,500,000 shares of common stock and 1,000,000 performance units may be issued. State Street has stock options and performance shares outstanding from previous plans under which no further grants can be made.

     Option activity during 1994 and 1993 was as follows:
- - --------------------------------------------------------------------------------
                                                       OPTION PRICE
(In thousands, except per share amounts)       SHARES     PER SHARE    TOTAL
- - --------------------------------------------------------------------------------
Outstanding, December 31, 1992  . . . . . .    2,660   $ 3.52-40.69   $48,693
Granted . . . . . . . . . . . . . . . . . .      160    32.38-45.31     7,057
Exercised . . . . . . . . . . . . . . . . .     (393)    3.52-20.38    (6,273)
Canceled. . . . . . . . . . . . . . . . . .      (31)   11.23-45.31      (701)
                                               -----                  -------
Outstanding, December 31, 1993  . . . . . .    2,396     3.95-45.31    48,776
Granted . . . . . . . . . . . . . . . . . .      907    28.94-39.25    28,087
Exercised . . . . . . . . . . . . . . . . .     (460)    3.95-32.25    (6,088)
Canceled  . . . . . . . . . . . . . . . . .      (41)   13.41-45.31    (1,056)
                                               -----                  -------
Outstanding, December 31, 1994  . . . . . .    2,802     6.42-45.31   $69,719
                                               =====                  =======

     At December 31, 1994, 996,403 shares under options were exercisable and 2,810,000 shares under options and SARs were available for future grants. During 1992, 526,000 options were exercised at per share prices of $3.95 to $20.38.

NOTE J-SHAREHOLDERS' RIGHTS PLAN

     In 1988, State Street declared a dividend of one preferred share purchase right for each outstanding share of common stock. In 1992, State Street's common stock was split two-for-one in the form of a 100% stock dividend to stockholders. After giving effect to the split, under certain conditions, a right may be exercised to purchase one two-hundredths share of a series of participating preferred stock at an exercise price of $75, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 20% or more of State Street's common stock or after commencement or public announcement of an offer for 20% or more of State Street's common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquiror, having a market value of two times the then current exercise price of that right.

     The rights expire in 1998 and may be redeemed at a price of $.005 per right at any time prior to expiration or the acquisition of 20% of State Street's common stock. Also, under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

NOTE K-FEE REVENUE-OTHER

     The Other category of fee revenue  consisted of the following for the years ended December 31:
- - --------------------------------------------------------------------------------
(Dollars in thousands)                         1994        1993         1992
- - --------------------------------------------------------------------------------
Foreign exchange trading  . . . . . . . .    $113,842    $ 82,705     $ 57,904
Processing service fees . . . . . . . . .      66,837      46,083       30,414
Service fees  . . . . . . . . . . . . . .      48,205      40,717       31,944
Securities gains (losses), net  . . . . .       1,345      15,746       17,045
Trading account profits . . . . . . . . .          34       3,892        1,998

Other . . . . . . . . . . . . . . . . . .      37,264      19,473       24,986
                                             --------    --------     --------
     Total fee revenue-other  . . . . . .    $267,527    $208,616     $164,291
                                             ========    ========     ========

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


     NOTE L-OPERATING EXPENSES-OTHER

     The Other category of operating expenses consisted of the following for the years ended December 31:
- - --------------------------------------------------------------------------------
(Dollars in thousands)                         1994        1993         1992
- - --------------------------------------------------------------------------------
Contract services . . . . . . . . . . . .    $104,551    $ 74,850     $ 60,129
Professional services . . . . . . . . . .      48,499      35,784       30,513
Advertising and sales promotion . . . . .      23,368      19,011       15,188
Telecommunications  . . . . . . . . . . .      21,520      21,712       18,396
Postage, forms and supplies . . . . . . .      20,593      18,583       17,542
FDIC and other insurance  . . . . . . . .      19,599      18,585       18,106
Operating and processing losses . . . . .         179       4,745        6,965
Other . . . . . . . . . . . . . . . . . .      47,150      51,095       55,850
                                             --------    --------     --------
Total operating expenses-other  . . . . .    $285,459    $244,365     $222,689
                                             ========    ========     ========

NOTE M-QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a tabulation of the unaudited quarterly results of operations:

- - -------------------------------------------------------------------------------------------------------------------
(In thousands, except                         1994 QUARTERS                              1993 Quarters
per share data)                FOURTH      THIRD     SECOND      FIRST     Fourth      Third     Second      First
- - -------------------------------------------------------------------------------------------------------------------
Interest revenue ..........   $284,049   $243,638   $209,423   $199,137   $194,324   $183,846   $179,609   $171,850
Interest expense ..........    182,246    144,017    112,451    105,379    106,842     96,793     99,737     90,716
                              --------   --------   --------   --------   --------   --------   --------   --------
  Net interest revenue ....    101,803     99,621     96,972     93,758     87,482     87,053     79,872     81,134
Provision for loan losses .      2,058      3,159      3,182      3,170      2,881      2,880      2,880      2,680
                              --------   --------   --------   --------   --------   --------   --------   --------
  Net interest revenue
    after provision for
    loan losses ...........     99,745     96,462     93,790     90,588     84,601     84,173     76,992     78,454
Fee revenue ...............    255,950    252,681    249,666    259,035    231,424    219,869    213,100    201,179
                              --------   --------   --------   --------   --------   --------   --------   --------
  Total revenue ...........    355,695    349,143    343,456    349,623    316,025    304,042    290,092    279,633
Operating expenses ........    268,610    264,618    260,770    263,783    238,728    227,215    220,547    212,211
                              --------   --------   --------   --------   --------   --------   --------   --------
  Income before
    income taxes ..........     87,085     84,525     82,686     85,840     77,297     76,827     69,545     67,422
Income taxes ..............     29,972     29,372     28,807     31,643     26,918     27,878     24,236     22,673
                              --------   --------   --------   --------   --------   --------   --------   --------
  Net Income ..............   $ 57,113   $ 55,153   $ 53,879   $ 54,197   $ 50,379   $ 48,949   $ 45,309   $ 44,749
                              ========   ========   ========   ========   ========   ========   ========   ========
Earnings Per Share:
  Primary .................   $    .69   $    .66   $    .65   $    .66   $    .61   $    .60   $    .55   $    .54
  Fully diluted ...........        .68        .66        .65        .65        .61        .59        .55        .53
Average Shares Outstanding:
  Primary .................     82,851     82,958     82,854     82,649     82,372     82,176     82,019     82,721
  Fully diluted ...........     83,436     83,543     83,512     83,346     83,196     83,113     83,092     83,823


NOTE N - EMPLOYEE BENEFIT PLANS

     State Street and its U.S. subsidiaries participate in a noncontributory cash balance defined benefit plan covering employees based on age and service. The plan provides individual account accumulations that are increased annually based on salary, service and interest credits. State Street uses the projected unit credit method as its actuarial valuation method. It is State Street's funding policy to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Employees in non-U.S. offices participate in local plans, and the cost of these plans is not material.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION

        The following table sets forth the primary plan's funded status, actuarial assumptions and amounts recognized in the consolidated financial statements as of and for the years ended December 31.


- - --------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                              1994            1993            1992
- - --------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
  Vested .....................................................................   $  91,706       $  91,186       $  77,331
  Nonvested ..................................................................       9,184          10,527           9,075
Additional benefits based on estimated future salary levels ..................      17,003          12,465          10,738
                                                                                 ---------       ---------       ---------
    Projected benefit obligation .............................................     117,893         114,178          97,144
Plan assets at fair value, primarily listed stocks and fixed income securities     156,769         162,690         148,102

                                                                                 ---------       ---------       ---------
    Excess of plan assets over projected benefit obligation ..................      38,876          48,512          50,958
Unrecognized net asset at transition being amortized over 17.2 years .........     (17,844)        (19,771)        (21,699)
Unrecognized net (gain) loss .................................................       2,937          (3,152)         (4,291)
Unrecognized prior service cost ..............................................      (3,499)         (3,770)         (4,042)
                                                                                 ---------       ---------       ---------
    Total prepaid pension expense included in other assets ...................   $  20,470       $  21,819       $  20,926
                                                                                 =========       =========       =========
Pension expense (income) included the following components:
  Service cost-benefits earned during period .................................      11,392       $  10,030       $   9,423
  Interest cost on projected benefit obligation ..............................       8,253           6,142           6,812
  Actual return on plan assets ...............................................      (3,076)        (22,874)         (8,306)
  Net amortization and deferral ..............................................     (15,220)          5,809          (9,951)
                                                                                 ---------       ---------       ---------
    Total pension expense (income) ...........................................   $   1,349       $    (893)      $  (2,022)
                                                                                 =========       =========       =========
Actuarial assumptions:
  Discount rate used to determine benefit obligation .........................        8.75%           7.50%           8.50%
  Rate of increase in future compensation level ..............................        5.00            5.00            5.00
  Expected long-term rate of return on plan assets ...........................       10.25           10.25           10.25

     State Street has an unfunded, non-qualified supplemental retirement plan that provides certain officers with defined pension benefits in excess of limits imposed by Federal tax law. At December 31, 1994, 1993 and 1992, the projected benefit obligation of this plan was $5,168,000, $2,790,000 and $2,174,000, and the related pension expense was $436,000, $430,000 and $95,000, respectively.

     Total pension expense for all plans was $5,560,000, $3,142,000 and $1,120,000 for 1994, 1993 and 1992, respectively.

     Employees of State Street Bank and certain subsidiaries with one or more years of service are eligible to contribute a portion of their pre-tax salary to a 401(k) Salary Savings Plan. State Street matches a portion of these contributions, and the related expenses were $6,442,000, $5,942,000 and $4,796,000 for 1994, 1993 and 1992, respectively.

     State Street Bank and certain subsidiaries provide health care and life insurance benefits for retired employees. In 1993, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pension," was adopted. This statement requires that the costs associated with providing postretirement benefits be accrued during the active service periods of the employee, rather than expensing these costs as paid. State Street has elected to amortize the accumulated postretirement benefit obligation (APBO), which at the date of adoption was $22,100,000, over a 20-year period. State Street continues to fund medical and life insurance benefit costs on a pay-as-you go basis. In previous years, the cost of these benefits was expensed as claims were paid and was not material.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION

    The following table sets forth the financial status of the plan and amounts recognized in the consolidated financial statements as of and for the years ended December 31:

- - --------------------------------------------------------------------------------
(Dollars in thousands)                                       1994         1993
- - --------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees ...........................................    $  6,768     $  5,553
  Fully eligible active employees ....................       5,204        5,333
  Other active employees .............................      11,668       16,383
                                                          --------     --------
    APBO .............................................      23,640       27,269
  Unrecognized transition obligation .................     (19,864)     (20,968)
  Unrecognized net gain (loss) .......................       3,775       (2,969)
                                                          --------     --------
    Accrued postretirement benefit cost ..............    $  7,551     $  3,332
                                                          ========     ========
Postretirement expense included the following components:
  Service cost-benefits earned during the period .....    $  1,887     $  1,491
  Interest cost on APBO ..............................       2,122        1,835
  Net amortization and deferral ......................       1,202        1,104
                                                          --------     --------
    Total postretirement expense .....................    $  5,211     $  4,430
                                                          ========     ========

     The discount rate used in determining the APBO was 8.75% and 7.50% for 1994 and 1993, respectively. The assumed health care cost trend rate used in measuring the APBO was 12% in 1995, declining to 6% by 2001, and remaining at 6% thereafter. If the health care trend rate assumptions were increased by 1%, the APBO, as of December 31, 1994, would have increased by 8%, and the aggregate of service and interest cost for 1994 would have increased by 8%.

NOTE O - INCOME TAXES

     The provision for income taxes includes deferred income taxes arising as a result of reporting certain items of revenue and expense in different years for tax and financial reporting purposes. In 1993, State Street adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which prescribes the liability method of accounting for income taxes. The impact of the adoption in 1993 was not material.

     The provision for income taxes included in the Consolidated Statement of Income consisted of the following:

- - --------------------------------------------------------------------------------
(Dollars in thousands)                         1994          1993         1992
- - --------------------------------------------------------------------------------
Current:
  Federal ...........................       $ 26,901       $23,609       $34,934
  State .............................         22,223        18,111        20,525
  Foreign ...........................         24,945        16,456        10,893
                                            --------       -------       -------
    Total current ...................         74,069        58,176        66,352
                                            --------       -------       -------
Deferred:
  Federal ...........................         33,542        29,422        24,055
  State .............................         12,180        14,107        10,301
                                            --------       -------       -------
    Total deferred ..................         45,722        43,529        34,356
                                            --------       -------       -------
    Total income taxes ..............       $119,791      $101,705      $100,708
                                            ========       =======       =======

     Current and deferred taxes for 1993 and 1992 have been reclassified to reflect the tax returns as actually filed. Income tax benefits of $4,949,000, $3,603,000 and $5,570,000 in 1994, 1993 and 1992, respectively, related to certain employee stock option exercises and $44,840,000 related to the mark-to-market adjustment of the securities portfolio in 1994 were recorded directly to stockholders' equity and are not included in the table above. Income tax expense related to net securities gains were $523,000, $6,782,000 and $7,026,000 for 1994, 1993 and 1992, respectively.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


     Pre-tax income attributable to operations located outside the United States
was   $75,655,000,   $51,823,000   and  $34,723,000  in  1994,  1993  and  1992,
respectively.

     Significant components of the deferred tax liabilities and assets at December 31 were as follows:

- - --------------------------------------------------------------------------------
(Dollars in thousands)                                    1994           1993
- - --------------------------------------------------------------------------------
Deferred tax liabilities:
  Lease financing transactions ...................     $ 266,304      $ 211,027
  Depreciation, net ..............................         6,504          7,442
  Prepaid pension expense ........................         7,572          8,528
  Investment securities ..........................         8,486          9,454
  Other ..........................................         7,778          7,321
                                                        --------      ---------
    Total deferred tax liabilities ...............       296,644        243,772
                                                        --------      ---------
Deferred tax assets:
  Operating expenses .............................        30,355         29,220
  Alternative minimum tax credit .................        32,445         14,679
  Allowance for loan losses ......................        24,176         22,527
  Other ..........................................        10,118          7,572
                                                        --------      ---------
    Total deferred tax assets ....................        97,094         73,998
Valuation allowance for deferred tax assets ......        (4,429)        (3,228)
                                                        --------      ---------
    Net deferred tax assets ......................        92,665         70,770
                                                        --------      ---------
    Net deferred tax liabilities .................     $ 203,979      $ 173,002
                                                        ========      =========


     At December 31, 1994, State Street had non-U.S. carryforward tax losses of $12,543,000 and U.S. tax credit carryforwards of $32,256,000. If not utilized, $6,472,000 of the losses will expire in the years 1997-2000. The credits and the remaining losses carry over indefinitely.

     The provision for deferred income taxes for the year ended December 31, 1992 was $34,356,000, primarily relating to lease financing transactions.

     A reconciliation of the differences between the U.S. statutory income tax rate and the effective tax rates based on income before taxes is as follows:

- - --------------------------------------------------------------------------------
                                                 1994       1993       1992
- - --------------------------------------------------------------------------------
U.S. Federal income tax rate ..................  35.0%      35.0%      35.0%
Changes from statutory rate resulting from:
  State taxes, net of Federal benefit .........   6.7        6.9        7.3
  Tax-exempt interest revenue, net
    of disallowed interest ....................  (4.1)      (3.8)      (3.0)
  Tax credits .................................  (2.3)      (3.5)      (1.6)
  Other, net ..................................   (.1)        .3        (.5)
                                                 ----       ----       ----
Effective tax rate ............................  35.2%      34.9%      37.2%
                                                 ====       ====       ====

NOTE P-CONTINGENT LIABILITIES

     State Street provides custody, accounting and information services to mutual fund, master trust/master custody/global custody, corporate trust and defined contribution plan customers; and investment management services to institutions and individuals. Assets under custody and management, held by State Street in a fiduciary or custody capacity, are not included in the Consolidated Statement of Condition since such items are not assets of State Street. Management conducts regular reviews of its responsibilities for these services and probable losses are accrued for in preparing its financial statements. In

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


the opinion of management, there are no contingent liabilities at December 31, 1994 that would have a material adverse effect on State Street's financial position or results of operations.

     State Street is subject to pending and threatened legal actions that arise in the normal course of business. In the opinion of management, after discussion with counsel, these can be successfully defended or resolved without a material adverse effect on State Street's financial position or results of operations.


NOTE Q - CASH, DIVIDEND, LOAN AND OTHER RESTRICTIONS

     During 1994, subsidiary banks of State Street were required by the Federal Reserve Bank to maintain average reserve balances of $319,003,000.

     State Street's principal source of funds for the payment of cash dividends to stockholders is from dividends paid by State Street Bank. Federal and state banking regulations place certain restrictions on dividends paid by subsidiary banks to State Street. At December 31, 1994, State Street Bank had $426,554,000 of retained earnings available for distribution to State Street in the form of dividends.

     The Federal Reserve Act requires that extensions of credit by State Street Bank to certain affiliates, including State Street, be secured by specific collateral, that the extension of credit to any one affiliate be limited to 10% of capital and surplus (as defined), and that extensions of credit to all such affiliates be limited to 20% of capital and surplus.

     At December 31, 1994, consolidated retained earnings included $8,784,000 representing undistributed earnings of 50%-owned affiliates.

     State Street has a committed line of credit amounting to $50,000,000 to support its commercial paper program.


NOTE R - OFF-BALANCE SHEET FINANCIAL  INSTRUMENTS,  INCLUDING  DERIVATIVES

     State Street uses various off-balance sheet financial instruments, including derivatives, to satisfy the financing and risk management needs of customers, to manage interest-rate and currency risk and to conduct trading activities. In general terms, derivative instruments are contracts or agreements whose value can be derived from interest rates, currency exchange rates and financial indices. Derivative instruments include forwards, futures, swaps, options and other instruments with similar characteristics. These instruments generate fee, interest or trading revenue. Associated with these instruments are market and credit risks that could expose State Street to potential losses.

     Market risk relates to the possibility that financial instruments may change in value due to future fluctuations in market prices. There may be considerable day-to-day variation in market-risk exposure because of changing expectations of future currency values or interest rates. State Street actively manages its market-risk exposure.

     Credit risk relates to the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The credit risk associated with off-balance sheet financial instruments is managed in conjunction with State Street's balance sheet activities. State Street minimizes its credit risk by performing credit reviews of counterparties or by conducting activities through organized exchanges. Historically, credit losses with respect to these instruments have been immaterial.

     State Street uses derivative financial instruments in trading and balance sheet management activities. The objectives of trading activities are to act as an intermediary in arranging transactions for customers and to assume positions in interest rate or foreign currency markets based upon expectations of future market movements. The objective of balance sheet management activities is to utilize derivatives in minimizing the risk inherent in State Street's asset and liability structure from interest rate and currency exchange movements.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


     The following table summarizes the contractual or notional amounts of derivative financial instruments held or issued by State Street at December 31:

- - --------------------------------------------------------------------------------
(Dollars in millions)                                     1994            1993
- - --------------------------------------------------------------------------------
TRADING:
Interest rate contracts:
  Swap agreements ............................          $   109          $    71
  Options and caps purchased .................               13               15
  Options and caps written ...................               25               35
  Futures sold ...............................              335              541
  Options on futures written .................              225
Foreign exchange contracts:
  Forward, swap and spot .....................           43,126           36,179
  Options purchased ..........................               40                6
BALANCE SHEET MANAGEMENT:
Interest rate contracts:
  Swap agreements ............................              223              143
  Futures sold ...............................              165              150
  Caps purchased..............................               50
Foreign exchange contracts ...................               83               53

     Interest rate contracts involve an agreement with a counterparty to exchange cash flows based on the movement of an underlying interest rate index. A swap agreement involves the exchange of a series of interest payments, either at a fixed or variable rate, based upon the notional amount without the exchange of the underlying principal amount. An option contract provides the purchaser, for a premium, the right but not the obligation to buy or sell the underlying financial instrument at a set price at or during a specified period. A futures contract is a commitment to buy or sell at a future date a financial instrument at a contracted price and may be settled in cash or through the delivery of the contracted instrument.

     Foreign exchange contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed upon rate and settlement date. Foreign exchange contracts consist of swap agreements, and forward and spot contracts.

     State Street's exposure from these interest rate and foreign exchange contracts results from the possibility that one party may default on its contractual obligation or from movements in exchange or interest rates. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional value. The notional value provides the basis for determining the exchange of contractual cash flows. The exposure to credit loss can be estimated by calculating the cost on a present value basis to replace at current market rates all profitable contracts at year-end. The estimated aggregate replacement cost of derivative financial instruments in a net positive position was $413 million at December 31, 1994.

                FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING

     The following table represents the fair value of financial instruments held or issued for trading purposes as of December 31, 1994 and the average fair values of those instruments for the year ended December 31, 1994. The following amounts have been reduced by offsetting balances with the same counterparty where a master netting agreement exists:

- - --------------------------------------------------------------------------------
                                                                       Average
(Dollars in millions)                                  Fair value     Fair value
- - --------------------------------------------------------------------------------
Foreign exchange contracts:
  Contracts in a receivable position .................    $298          $376
  Contracts in a payable position ....................     288           360
Other financial instrument contracts:
  Contracts in a receivable position .................       2             1
  Contracts in a payable position ....................       2             1

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION

     State Street is an active participant in the global foreign exchange market in support of a large institutional customer base engaged in international investing. Trading is conducted through seven treasury centers located in major financial centers throughout the world serving the needs of investment managers and their customers in the region. State Street operates in the spot and forward markets in over 30 currencies today as investors expand their horizons. State Street is also active in the foreign exchange interbank market where it trades with approximately 300 counterparty banks globally to facilitate customer transactions.

     State Street Bank uses interest rate futures and, to a lesser extent, options on interest rate futures, to minimize the impact of the market valuation of a portion of the bank's trading securities portfolio and to take positions on interest rate movements.

     Foreign exchange contracts and other contracts used in trading activities are carried at fair value. The fair value of the instruments is recorded in the balance sheet as part of other assets or other liabilities. Net trading gains recognized in other fee revenue related to foreign exchange contracts totaled $114 million and for other financial instrument contracts totaled $1 million in 1994. Future cash requirements, if any, related to foreign currency contracts are represented by the gross amount of currencies to be exchanged under each contract unless State Street and the counterparty have agreed to pay or receive the net contractual settlement amount on the settlement date. Future cash requirements on other financial instruments are limited to the net amounts payable under the agreements.

     FINANCIAL INSTRUMENTS HELD OR ISSUED FOR BALANCE SHEET MANAGEMENT

     State Street enters into various interest rate and foreign exchange contracts in managing its balance sheet risk. State Street utilizes interest rate swaps to manage interest rate risk and foreign exchange contracts to minimize currency translation risk. At December 31, 1994, interest rate derivative contracts were being used to convert short-term floating rate liabilities into longer term fixed rate liabilities corresponding to long-term balance sheet assets. Income or expense on financial instruments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest-earning asset or interest-bearing liability over the period covered by the contracts.

     Foreign exchange contracts at December 31, 1994, are utilized to minimize the exposure to currency loss from balance sheet investments denominated in foreign currencies. The foreign exchange contracts and the currency translation of the investment are marked to market, and the unrealized gain or loss is recorded in other fee revenue.

   CREDIT-RELATED FINANCIAL INSTRUMENTS

     Credit-related financial instruments include commitments to extend credit, standby letters of credit, letters of credit and indemnified securities lent. The maximum credit risk associated with credit-related financial instruments is measured by the contractual amounts of these instruments.

     The following is a summary of the contractual amount of State Street's credit-related, off-balance sheet financial instruments at December 31:

- - --------------------------------------------------------------------------------
(Dollars in millions)                                     1994             1993
- - --------------------------------------------------------------------------------
Loan commitments .............................          $ 2,536          $ 2,356
Standby letters of credit ....................              929              799
Letters of credit ............................              168              140
Indemnified securities lent ..................           22,300           12,432

     In conjunction with its lending activities, State Street enters into various commitments to extend credit and issues letters of credit. Loan commitments (unfunded loans and unused lines of credit), standby letters of credit and letters of credit are issued to accommodate the financing needs of State Street's customers. Loan commitments are essentially agreements by State Street to lend monies at a future date, so long as there are no violations of any conditions established in the agreement. Standby letters of credit and

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION

letters of credit commit State Street to make payments on behalf of customers when certain specified events occur.

     These loan and letter-of-credit commitments are subject to the same credit policies and reviews as loans on the balance sheet. Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk. Approximately 70% of the loan commitments expire in one year or less from the date of issue. Since many of the extensions of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     On behalf of its customers, State Street lends their securities to creditworthy brokers and other institutions. In certain circumstances, State Street indemnifies its customers for the fair market value of those securities against a failure of the borrower to return such securities. State Street requires the borrowers to provide collateral in an amount equal to or in excess of 102% of the fair market value of the securities borrowed. The borrowed securities are revalued daily to determine if additional collateral is necessary. State Street held as collateral, cash and U.S. Government securities totaling $23.3 billion and $12.8 billion for indemnified securities at December 31, 1994 and 1993, respectively.

NOTE S-FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards No. 107 requires the calculation and disclosure of the fair value of financial instruments. State Street uses the following methods to estimate the fair value of financial instruments.

     For financial instruments that have quoted market prices, those quotes were used to determine fair value. Financial instruments that have no defined maturity, have a remaining maturity of 180 days or less, or reprice frequently to a market rate, are assumed to have a fair value that approximates reported book value, after taking into consideration any applicable credit risk. If no market quotes were available, financial instruments were valued by discounting the expected cash flow(s) using an estimated current market interest rate for the financial instrument. For off-balance sheet derivative instruments, fair value is estimated as the amounts that State Street would receive or pay to terminate the contracts at the reporting date, taking into account the current unrealized gains or losses on open contracts.

     The short maturity of State Street's assets and liabilities results in having a significant number of financial instruments whose fair value equals or closely approximates reported balance sheet value. Such financial instruments are reported in the following balance sheet captions: Cash and due from banks; Interest-bearing deposits with banks; Securities purchased under resale agreements and securities borrowed; Federal funds sold; Deposits; Federal funds purchased; Securities sold under repurchase agreements; and Other short-term borrowings. Fair value of trading activities equals its balance sheet value. In 1994, the fair value of interest rate contracts used for balance sheet management would be a receivable of $6 million; in 1993, the fair value of such interest rate contracts would be a payable of $1 million. There is no cost for loan commitments.

     The  reported  value and fair value for other  balance  sheet  captions  at
December 31 are as follows:
                                               1994                1993
                                        REPORTED   FAIR      Reported     Fair
(Dollars in millions)                    VALUE     VALUE      Value       Value
- - --------------------------------------------------------------------------------
Investment securities
  Held to maturity .................    $5,187     $5,058     $4,484     $4,507
  Available for sale ...............     3,482      3,482      1,785      1,801
Net loans (excluding leases) .......     2,723      2,717      2,300      2,301
Notes payable ......................                             150        150
Long-term debt .....................       128        113        129        133

NOTE T-FOREIGN ACTIVITIES

     Foreign activities, as defined by the Securities and Exchange Commission, are considered to be those revenue-producing assets and transactions that arise from customers domiciled outside the United States.

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


     Due to the nature of the Corporation's business, it is not possible to segregate precisely domestic and foreign activities. The determination of earnings attributable to foreign activities requires internal allocations for resources common to foreign and domestic activities. Subjective judgments have been used to arrive at these operating results for foreign activities. Interest expense allocations are based on the average cost of short-term domestic borrowed funds. Allocations for operating expenses and certain administrative costs are based on services provided and received.

     The following data relates to foreign activities, based on the domicile location of customers, for the years ended and as of December 31:

- - --------------------------------------------------------------------------------
(Dollars in thousands)                            1994         1993         1992
- - --------------------------------------------------------------------------------
Condensed Statement of Income:
Interest revenue ........................   $  308,997   $  226,213   $  264,589
Interest expense ........................      223,001      158,392      209,094
                                            ----------   ----------   ----------
  Net interest revenue ..................       85,996       67,821       55,495
Provision for loan losses ...............        2,084        1,073          467
Fee revenue .............................      180,851      129,942      107,350
                                            ----------   ----------   ----------
  Total revenue .........................      264,763      196,690      162,378
Operating expenses ......................      187,409      140,492      117,887
                                            ----------   ----------   ----------
  Net income before taxes ...............       77,354       56,198       44,491
Income taxes ............................       31,819       22,171       20,380
                                            ----------   ----------   ----------
  Net Income ............................   $   45,535   $   34,027   $   24,111
                                            ==========   ==========   ==========
Assets:
Interest-bearing deposits with banks ....   $4,847,019   $5,148,201   $4,803,196
Loans and other assets ..................      784,817      645,579      253,896
                                            ----------   ----------   ----------
  Total Assets ..........................   $5,631,836   $5,793,780   $5,057,092
                                            ==========   ==========   ==========

NOTE U-FINANCIAL STATEMENTS OF STATE STREET BOSTON CORPORATION (PARENT ONLY)

Statement of Income
- - --------------------------------------------------------------------------------
(Dollars in thousands)                         1994         1993         1992
- - --------------------------------------------------------------------------------
Dividends from bank subsidiary ..........   $  37,500    $  46,400    $  28,500
Dividends and interest revenue ..........       6,793        4,228        5,208
Fee revenue .............................                                   201
                                            ---------    ---------    ---------
  Total revenue ........................       44,293       50,628       33,909
Interest on commercial paper ...........        3,458
Interest on long-term debt ..............       6,370        7,276        6,926
Other expenses ..........................       1,198        1,678        1,543
                                            ---------    ---------    ---------
  Total expenses ........................      11,026        8,954        8,469
Income tax benefit ......................      (1,483)      (1,873)      (1,544)
                                            ---------    ---------    ---------
  Income before equity in undistributed
    income of subsidiaries ..............      34,750       43,547       26,984
Equity in undistributed income of
  subsidiaries and affiliate:
  Consolidated bank .....................     161,402      132,688      132,464
  Consolidated nonbank ..................      19,706       11,085       10,461
  Unconsolidated affiliate ..............       4,485        2,066          204
                                            ---------    ---------    ---------
                                              185,593      145,839      143,129
                                            ---------    ---------    ---------
    Net Income ..........................   $ 220,343    $ 189,386    $ 170,113
                                            ==========   =========    =========

                                ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


Statement of Condition
- - --------------------------------------------------------------------------------
(Dollars in thousands) December 31,                          1994          1993
- - --------------------------------------------------------------------------------
Assets
Cash and due from banks ............................    $      328    $      454
Interest-bearing deposits with bank subsidiary .....       182,831
Securities purchased under resale agreements .......                      65,068
Available-for-sale securities ......................         9,788        35,030
Investment in consolidated subsidiaries:
  Bank .............................................     1,208,913     1,067,080
  Nonbank ..........................................       157,721       136,122
Investment in unconsolidated affiliate .............        15,449        11,364
Capital notes of bank subsidiary ...................                      18,211
Notes receivable from nonbank subsidiaries .........         5,958         7,687
Other assets .......................................        10,292         2,383
                                                        ----------    ----------
    Total Assets ...................................    $1,591,280    $1,343,399
                                                        ==========    ==========

Liabilities
Commercial paper ...................................    $  135,411    $
Accrued taxes and other expenses ...................         3,467        27,985
Other liabilities ..................................        12,236        10,624
Long-term debt .....................................       103,030       103,634
                                                        ----------    ----------
    Total Liabilities ..............................       254,144       142,243
Stockholders' Equity ...............................     1,337,136     1,201,156
                                                        ----------    ----------
    Total Liabilities and Stockholders' Equity .....    $1,591,280    $1,343,399
                                                        ==========    ==========

                               ITEM 7 EXHIBIT 4

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                        STATE STREET BOSTON CORPORATION


STATEMENT OF CASH FLOWS
- - --------------------------------------------------------------------------------
(Dollars in thousands)                         1994         1993        1992
- - --------------------------------------------------------------------------------
Operating Activities
Net income ..............................   $ 220,343    $ 189,386    $ 170,113
Equity in undistributed income of
  subsidiaries and affiliate ............    (185,593)    (145,839)    (143,129)
Other, net ..............................     (21,448)       5,403        8,273
                                            ---------     --------     --------
  Net Cash Provided by Operating
   Activities ...........................      13,302       48,950       35,257
Investing Activities
Net (payments for) proceeds from:
  Investment in bank subsidiary .........      (4,289)                  (40,500)
  Investment in nonbank subsidiary ......      (1,000)      (1,000)
  Securities purchased under resale
    agreement ...........................      65,068      (36,491)      37,774
  Purchase of available-for-sale
    securities ..........................      (9,985)
  Maturity of available-for-sale
    securities ..........................      35,000
  Interest bearing deposits with banks ..    (182,810)                   (5,135)
  Notes receivable from nonbank
    subsidiaries ........................      (2,342)      (2,248)         500
  Other, net ............................         413          400         (548)
                                            ---------     --------     --------
    Net Cash Used by Investing
      Activities ........................     (99,945)     (39,339)      (7,909)

Financing Activities
Net proceeds from commercial paper ......     135,805
Proceeds from issuance of long-term debt                    99,025
Payment of long-term debt ...............      (9,685)     (75,000)
Proceeds from issuance of common stock ..       6,228        6,035        5,810
Payments for cash dividends .............     (45,831)     (39,297)     (33,293)
                                            ---------     --------     --------
  Net Cash Provided (Used) by
   Financing Activities .................      86,517       (9,237)     (27,483)
                                            ---------     --------     --------
  Net Increase (Decrease) ...............        (126)         374         (135)
                                            ---------     --------     --------
  Cash and due from banks at
    beginning of period .................         454           80          215
                                            ---------     --------     --------
  Cash and Due from Banks at End
    of Period ...........................   $     328    $     454    $      80
                                            =========     ========     ========

                                ITEM 7 EXHIBIT 5

                         REPORT OF INDEPENDENT AUDITORS

                        STATE STREET BOSTON CORPORATION


     We have audited the accompanying restated consolidated statements of condition of State Street Boston Corporation as of December 31, 1994 and 1993, and the related restated consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of State Street Boston Corporation at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note A to the financial statements, in 1994 the Corporation changed its method of accounting for certain investments in debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115.

                                                         Ernst & Young LLP


Boston, Massachusetts
January 31, 1995

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-57359, 33-38672, 33-38671, 33-2882, 2-93157, 2-88641 and
2-68698) and in Post-Effective Amendment No. 2 to Registration Statement (Form S-8 No. 2-68696) pertaining to various stock option and performance share plans, and in Registration Statement (Form S-3 No. 33-49885) pertaining to the registration of debt securities of State Street Boston Corporation of our report dated January 31, 1995, with respect to the consolidated financial statements of State Street Boston Corporation included in this Current Report on Form 8-K.



                                               Ernst & Young LLP


Boston, Massachusetts
May 19, 1995

                                ITEM 7 EXHIBIT 6

                   RESTATED COMPUTATION OF EARNINGS PER SHARE

                        STATE STREET BOSTON CORPORATION


                                                  YEAR ENDED DECEMBER 31
                                            ----------------------------------
                                               1994        1993        1992
                                            ----------  ----------  ----------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER
                                                       SHARE DATA)
Primary:
  Average shares outstanding .............  82,297,360  81,415,826  80,733,454
  Common stock equivalents ...............     525,577     749,560   1,474,069
                                            ----------  ----------  ----------
    Primary shares outstanding ...........  82,822,937  82,165,386  82,207,523
                                            ==========  ==========  ==========
    Net income ...........................  $  220,343  $  189,386  $  170,113
                                            ==========  ==========  ==========
    Earnings Per Share -- primary ........  $     2.66  $     2.30  $     2.07
                                            ==========  ==========  ==========
Fully diluted:
  Average shares outstanding .............  82,297,360  81,415,826  80,733,454
  Common stock equivalent ................     525,577     749,560   1,738,055
  Assumed conversion of 5% convertible
    notes ................................     631,028     983,338      41,323
  Assumed conversion of 5% convertible
    subordinated debentures ..............                           1,157,163
                                            ----------  ----------  ----------
    Fully diluted average shares
outstanding ..............................  83,453,965  83,148,724  83,669,995
                                            ==========  ==========  ==========
  Net income .............................  $  220,343  $  189,386  $  170,113
  Elimination of interest on 5%
    convertible notes and 7 3/4%
    convertible
    subordinated debentures less related
    income tax benefit ...................         155         214         296
                                            ----------  ----------  ----------
    Fully diluted net income .............  $  220,498  $  189,600  $  170,409
                                            ==========  ==========  ==========
Earnings Per Share -- fully diluted ......  $     2.64  $     2.28  $     2.04
                                            ==========  ==========  ==========

                                ITEM 7 EXHIBIT 7

                  RESTATED RATIO OF EARNINGS TO FIXED CHARGES

                        STATE STREET BOSTON CORPORATION

                            (DOLLARS IN THOUSANDS)

                                       YEARS ENDED DECEMBER 31,
                        ------------------------------------------------------
                           1994       1993       1992       1991       1990
                        ----------  ---------  ---------  ---------  ---------

(a) Excluding interest on deposits:
Earnings:
  Income before income
    taxes ............   $343,229   $292,523   $271,163   $241,167   $195,858
  Fixed charges ......    266,985    183,814    189,369    184,630    237,053
                         --------   --------   --------   --------   --------
        Earnings as
          adjusted ...   $610,214   $476,337   $460,532   $425,797   $432,911
                         ========   ========   ========   ========   ========

Income before income taxes:
  Pretax income from
    continuing
    operations as
    reported .........   $340,134   $291,091   $270,821   $241,130   $195,858
  Share of pretax
    income (loss) of
    50% owned
    subsidiary not
    included in above       3,095      1,432        342         37         --
                         --------   --------   --------   --------   --------
        Net income as
adjusted .............   $343,229   $292,523   $271,163   $241,167   $195,858
                         ========   ========   ========   ========   ========
Fixed charges:
  Interest on other
    borrowings .......   $254,780   $170,176   $172,397   $167,714   $223,430
Interest on long-term
    debt including
    amortization of
    debt issue costs .      8,625     10,022     13,324     13,238      9,918
Portion of rents
    representative of
    the interest
    factor inlong term
    lease ............      3,580      3,616      3,648      3,678      3,705
                         --------   --------   --------   --------   --------
        Fixed charges    $266,985   $183,814   $189,369   $184,630   $237,053
                         ========   ========   ========   ========   ========
Ratio of earnings to
  fixed charges ......       2.29x      2.59x      2.43x      2.31x      1.83x

(B) Including interest on deposits:
Adjusted earnings from
  (A) above ..........   $610,214   $476,337   $460,532   $425,797   $432,911
Add interest on deposits  280,687    213,890    263,927    306,642    334,077
                         --------   --------   --------   --------   --------
Earnings as adjusted .   $890,901   $690,227   $724,459   $732,439   $766,988
                         ========   ========   ========   ========   ========
Fixed charges:
  Fixed charges from
  (A) above ..........   $266,985   $183,814   $189,369   $184,630   $237,053
  Interest on deposits    280,687    213,890    263,927    306,642    334,077
                         --------   --------   --------   --------   --------
Adjusted fixed charges   $547,672   $397,704   $453,296   $491,272   $571,130

Adjusted earnings to
  adjusted fixed
  charges ............       1.63x      1.74x      1.60x      1.49x      1.34x